Exhibit 10.1

L E A S E   A G R E E M E N T

LANDLORD:

JLP-NASHUA NH LLC
4300 EAST 5TH AVENUE
COLUMBUS, OH 43219

TENANT:

DSW SHOE WAREHOUSE, INC.
810 DSW Drive
Columbus, OH 43219

PREMISES:

Space _____ located at 270 Daniel Webster
Highway, Nashua, NH
(Webster Square)

TABLE OF CONTENTS

ARTICLE 1:	KEY DEFINITIONS	1
1.1	Shopping Center	1
1.2	Premises	1
1.3	Anticipated Delivery Date	1
1.4	Delivery of Possession	1
1.5	Initial Term	2
1.6	Option Period	2
1.7	Commencement Date	2
1.8	Rent Commencement Date	2
1.9	Construction Period	2
1.10	Construction Allowance	2
1.11	Minimum Rent	3
1.12	Percentage Rent	3
1.13	Breakpoint	3
1.14	CAM Charge	3
1.15	Permitted Use	3
1.16	Notice Addresses	4
1.17	Default Rate	4
ARTICLE 2:	PREMISES	5
2.1	Description of the Premises	5
2.2	Condition of Premises	5
ARTICLE 3:	CONSTRUCTION OF THE PREMISES	5
3.1	Construction Obligations	5
3.2	Construction Plans	6
3.3	Punchlist Items	7
3.4	Entry by Tenant	7
3.5	Signage and Storefront Rights	7
3.6	High Speed and Satellite Data Connection Services	8
3.7	Hazardous Substances	8
3.8	Notices Affecting Tenant	10
ARTICLE 4:	CONSTRUCTION ALLOWANCE	11
4.1	Construction Allowance	11
4.2	Payment of Construction Allowance	11
ARTICLE 5:	LANDLORD’S PARCEL RIGHTS	12
5.1	Common Easement	12
5.2	Development and Modification of the Landlord’s Parcel	12
5.3	Exterior Protections	12
5.3	REOAs	13
5.5	Master Lease	13
5.6	Interview Office	13
ARTICLE 6:	TERM	14
6.1	Initial Term	14
6.2	Delivery of Possession	14
6.3	Delay in Delivery of Possession	14
6.4	Option to Extend Term	15
6.5	Sales Termination Right	15
ARTICLE 7:	MINIMUM RENT	15
7.1	Minimum Rent	15

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ARTICLE 8:	PERCENTAGE RENT	15
8.1	Percentage Rent	15
8.2	Gross Sales	15
8.3	Landlord's Audit	16
ARTICLE 9:	OTHER CHARGES; TENANT'S AUDIT	17
9.1	Other Charges	17
9.2	Tenant's Audit	17
ARTICLE 10:	TAXES	18
10.1	Tenant's Obligation	18
10.2	Tenant's Tax Share	18
10.3	Taxes Payable Over Extended Periods	18
10.4	Payment of Taxes	18
10.5	Tenant's Right to Contest	19
ARTICLE 11:	COMMON AREA MAINTENANCE	19
11.1	Common Area Maintenance	19
11.2	Payment of CAM Charge	20
11.3	Tenant's Proportionate Share	20
11.4	CAM Costs	20
ARTICLE 12:	UTILITIES	22
12.1	Utilities	22
12.2	Trash Removal	23
ARTICLE 13:	USE	23
13.1	Permitted Use	23
13.2	Exclusives	23
13.3	Prohibited Uses	24
13.4	Days and Hours of Operation	25
ARTICLE 14:	CO-TENANCY REQUIREMENTS	25
ARTICLE 15:	MAINTENANCE	25
15.1	Landlord's Repairs	25
15.2	Tenant's Repairs	26
15.3	Right to Cure	26
ARTICLE 16:	COMPLIANCE WITH LEGAL REQUIREMENTS	27
16.1	Compliance with Legal Requirements	27
ARTICLE 17:	ALTERATIONS	27
17.1	Alterations	27
17.2	Ownership; Surrender	28
17.3	Mechanic's Liens	28
ARTICLE 18:	INSURANCE	29
18.1	Landlord's Insurance	29
18.2	Tenant's Insurance	30
18.3	Waiver of Subrogation	31
18.4	General Requirements	31
ARTICLE 19:	INDEMNIFICATION	32
19.1	Indemnification	32
ARTICLE 20:	DAMAGE AND DESTRUCTION	32
20.1	Damage and Destruction	32
20.2	Delay in Repair	33
20.3	Proceeds	33
ARTICLE 21:	EMINENT DOMAIN	34
21.1	Taking	34

ARTICLE 22:	ASSIGNMENT AND SUBLETTING	34
22.1	Consent	34
22.2	Release of Liability	34
22.3	Intentionally omitted.	34
22.4	Transfer by Landlord	35
22.5	Protections	35
ARTICLE 23:	DEFAULT	35
23.1	Default by Tenant	35
23.2	Remedies of Landlord	36
23.3	Default by Landlord	37
ARTICLE 24:	SUBORDINATION	37
24.1	Non-Disturbance Agreement	37
ARTICLE 25:	ESTOPPEL CERTIFICATE	38
25.1	Estoppel Certificate	38
ARTICLE 26:	RECORDING	38
26.1	Memorandum of Lease	38
ARTICLE 27:	HOLDING OVER	38
27.1	Holding Over	38
ARTICLE 28:	MISCELLANEOUS	39
28.1	Quiet Enjoyment	39
28.2	Ownership; Authority	39
28.3	Rules and Regulations	39
28.4	Force Majeure	39
28.5	Brokers	40
28.6	Notices	40
28.7	Advertising and Trademarks	40
28.8	Confidentiality	41
28.9	Successors and Assigns	41
28.10	Other Stores	41
28.11	Approval or Consent	41
28.12	Interpretation	42
28.13	Disputes	43
28.14	Accord and Satisfaction	43
28.15	Landlord's Liability	43
28.16	Intentionally omitted.	44
28.17	Prohibited Persons and Transactions	44

EXHIBITS

Exhibit A	Site Plan
Exhibit B-1	Legal Description of Landlord’s Parcel
Exhibit B-2	Site Plan of Landlord’s Parcel
Exhibit C	Landlord's Work
Exhibit D	Tenant's Satellite System
Exhibit E	Existing Exclusives
Exhibit F	Prohibited Uses
Exhibit G	Intentionally omitted.
Exhibit H	SNDA

INDEX OF DEFINED TERMS

Defined Term	Section

Abatement Work	3.7(F)
Anticipated Delivery Date	1.3
Breakpoint	1.13
Building	1.2
CAM Charge	1.14
Cam Costs	11.4(A)
Changes	3.2(B)
Commencement Date	1.7
Common Areas	5.1
Construction Allowance	1.10
Construction Period	1.9
Default Rate	1.17
Delivery of Possession	1.4
Effective Date	Preamble
Emergency	15.1(B)
Entertainment or Recreational Facility	13.3
Environmental Report	3.7(E)
Exclusive	13.2
Existing Exclusive	13.2(A)
Force Majeure	28.4(B)
Future Exclusive	13.2(C)
Future Rent	23.2(C)
GLA	2.1(C)
Gross Sales	8.2
Hazardous Substances	3.7(A)
High Speed Line	3.6
Indemnified Costs	3.4
Initial Term	1.5
Intellectual Property Rights	28.7
Kimco	1.1
Landlord	Preamble
Landlord's Work	3.1(A)
Late Delivery Fee	6.3(B)
Lease	Preamble
Lease Year	6.1(B)
Leasehold Mortgage	28.16
Leasehold Mortgagee	28.16
Legal Requirements	16.1(B)
Memorandum of Lease	26.1
Minimum Rent	1.11
Minimum Times	13.4(A)
Mortgages	24.1(A)
New Lease	22.5(B)
Normal Hours	11.1
REOA	5.4
OFAC List	28.17
Option Period	1.6

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Original Tenant	22.5(A)
Other Charges	9.1
Partial Sublet	22.3
Percentage Rent	1.12
Permitted Use	1.15
Personal Property	17.2(A)
Premises	1.2
Protected Area	5.3
Punchlist Items	3.3
Real Estate Taxes	10.1(B)
Registry	1.1
Related Party	22.1(A)
Rent	9.1
Rent Commencement Date	1.8
REOAs	1.1
Restoration Period	20.1(B)
Reviewing Party	3.2(A)
Separate Parcel	11.3(B)
Separate Tax Parcel	10.2
Rules	28.3
Severe Weather	28.4(B)
Site Plan	1.1
Shopping Center	1.1
SNDA	24.1(A)
Shopping Center REOA	1.1
Special Assessments	10.1(B)
Submitting Party	3.2
Substantially Completed	2.2
Successor-Tenant	28.16
Takeback Notice	22.3
Tax Parcel	10.1(D)
Tax Payment	10.1(A)
Tax Year	10.1(C)
Tenant	Preamble
Tenant Delay	6.3(B)
Tenant Generated	16.1(C)
Tenant's Proportionate Share	11.3(B)
Tenant's Tax Share	10.2
Tenant's Transfer Period	22.3
Tenant's Work	3.1(B)
Term	6.1(A)
Toys	1.1
Toys Owner	11.1
Toys Parcel	1.1
Toys REOA	1.1
Toys REOA Parcel	1.1
Training or Educational Facility	13.3
Waiving Party	18.3

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is made as of the 26th day of August, 2010 (the “Effective Date”), between JLP-NASHUA NH LLC, a New Hampshire limited liability company ("Landlord"), and DSW SHOE WAREHOUSE, INC., a Missouri corporation ("Tenant").

ARTICLE 1:  KEY DEFINITIONS

1.1           Shopping Center

The "Shopping Center" means that certain retail shopping center commonly known as Webster Square located at 270 Daniel Webster Highway, in the City of Nashua, County of Hillsborough, State of New Hampshire, which Shopping Center comprises approximately 22 acres, which is depicted on the site plan attached to this Lease as Exhibit A.

The Shopping Center is subject to a Reciprocal Easement and Operation Agreement dated April 16, 1990 between RDG, Inc. and Toys “R” Us, Inc., recorded in Book 5190, page 274 of the Hillsborough County, New Hampshire Registry of Deeds (the “Registry”), as amended by instrument entitled Schedule 2 Amendment to Reciprocal Easement and Operation Agreement by and between Kimco Webster Square LLC (“Kimco”), the successor in interest to RDG, Inc., and Toys “R” Us, Inc., recorded in Book 8105, page 1915 of the Registry (collectively, the “Shopping Center REOA”).

An approximately 2.184 acre parcel of real property located within the Shopping Center as described on Exhibit B-1 hereto and depicted on Exhibit B-2 hereto (“Landlord’s Parcel”) is owned by Landlord. Exhibit B-2 is referred to herein as the “Site Plan.”

An approximately 5.289 portion of the Shopping Center consisting of the Landlord’s Parcel and an approximately 3.077 acre parcel currently owned by TRU 2005 REI, LLC, as successor to Toys “R” Us, Inc. (“Toys”) (the “Toys Parcel,” and collectively with the Landlord’s Parcel, the “Toys REOA Parcel”) is also subject to a Reciprocal Easement and Operation Agreement dated March 1, 2010 between TRU 2006 REI, LLC and Office Depot, Inc., recorded in Book 8189, page 1405 of the Registry, as amended by a First Amendment to Reciprocal Easement and Operation Agreement dated March 1, 2010 between Toys and Office Depot, Inc., recorded in Book 8189, page 1443 of the Registry (collectively, the “Toys REOA”).  The Shopping Center REOA and the Toys REOA are collectively referred to as the “REOAs”).

1.2           Premises

The "Premises" means that certain building located on the Landlord’s Parcel as depicted on the Site Plan and containing approximately 22,142 square feet of floor area.

1.3           Anticipated Delivery Date

The "Anticipated Delivery Date" means November 1, 2010.

1.4           Delivery of Possession

"Delivery of Possession" means the date on which all of the following requirements have been satisfied or waived by Tenant in writing:

Ex. H, pg. 1

(A)           Landlord's Work is Substantially Completed and Landlord has delivered exclusive possession of the Premises to Tenant in the condition required under Sections 2.2 and 3.1 below.

(B)           Landlord has delivered to Tenant the first installment of the Construction Allowance on or before the Anticipated Delivery Date.

(C)           All approvals, permits and variances required for Tenant’s Work (including the approved Tenant’s plans) have been obtained.

(D)           Landlord has completed all Abatement Work of any Hazardous Substances in the Premises at least fifteen (15) days prior to the Delivery Date.

1.5           Initial Term

The "Initial Term" means the period commencing on the Commencement Date and ending on the January 31st next following the tenth (10th) anniversary of the Rent Commencement Date.

1.6           Option Period

(A)           The first "Option Period" means the period of the eleventh (11th) Lease Year through the end of the fifteenth (15th) Lease Year.

(B)           The second "Option Period" means the period of the sixteenth (16th) Lease Year through the end of the twentieth (20th) Lease Year.

1.7           Commencement Date

The "Commencement Date" means the later of (i) the date on which all of the Delivery of Possession requirements set forth in Section 1.4 are satisfied, and (ii) the Anticipated Delivery Date.

1.8           Rent Commencement Date

The "Rent Commencement Date" means the earlier of (i) the date on which Tenant opens for business in the entire Premises, and (ii) the day after the expiration of the Construction Period.

1.9           Construction Period

"Construction Period" means the first ninety (90) days after the Commencement Date.

1.10         Construction Allowance

The "Construction Allowance" means an amount equal to Six Hundred Sixty Four Thousand Two Hundred Sixty and 00/100 Dollars ($664,260.00), calculated at the rate of Thirty and 00/100 Dollars ($30.00) per square foot of GLA of the Premises.

Ex. H, pg. 2

1.11         Minimum Rent

"Minimum Rent" means:

Period	Annual Minimum Rent (Based on 12 Full Calendar Months)	Annual Minimum Rent Per Square Foot
Rent Commencement Date through Lease Year 5	$354,272.00	$16.00 psf of GLA of the Premises
Lease Years 6 through 10	$376,414.00	$17.00 psf of GLA of the Premises
Lease Years 11 through 15	$398,556.00	$18.00 psf of GLA of the Premises
Lease Years 16 through 20	$420,698.00	$19.00 psf of GLA of the Premises

1.12         Percentage Rent

"Percentage Rent" means an amount per Lease Year equal to four percent (4%) of Tenant's Gross Sales made in the Premises during each Lease Year (or partial Lease Year) in excess of the Breakpoint.

1.13         Breakpoint

The "Breakpoint" means an amount computed by dividing the Minimum Rent payable by Tenant for a Lease Year or partial Lease Year, as the case may be (or the Minimum Rent that would have been payable by Tenant for such Lease Year or partial Lease Year but for permitted offsets, abatements and other reductions to Minimum Rent) by four percent (4%).

1.14         CAM Charge

For the period commencing on the Rent Commencement Date and ending on the last day of the first full calendar year of the Term (the "Initial CAM Period"), the "CAM Charge" means the estimated amount of One and 84/100 Dollars ($1.84) per square foot of GLA of the Premises per annum.  For and during each calendar year of the Term subsequent to the Initial CAM Period, the "CAM Charge" means as provided for in Section 2.03 of the REOAs, as hereinafter defined.

1.15         Permitted Use

"Permitted Use" means the sale of dress, casual and athletic footwear for men and women, hosiery, accessories and related apparel (including but not limited to handbags, hats and gloves), provided that, after Tenant initially opens for business as a DSW Designer Shoe Warehouse, Tenant may change its tradename or the Permitted Use to any other lawful retail purpose, subject only to the terms of the REOAs.

Ex. H, pg. 3

1.16         Notice Addresses

If to Landlord:	For all notices, including notices of default, other than payments and gross sales statements:

Schottenstein Property Group
4300 East 5th Ave.
Columbus, OH 43219
Attn:  Senior Vice President – Leasing
Email: mark.ungar@spgroup.com
Fax:  614-449-6129
Telephone:  614-449-4414

with a copy to:

Schottenstein Property Group
4300 East 5th Avenue
Columbus, OH 43219
Attn:  Legal Department

	For all payments and gross sales statements:	JLP-Nashua NH LLC Department L-2632 Columbus, OH 43260-2632
If to Tenant:	For all notices:	DSW SHOE WAREHOUSE, INC. 810 DSW Drive Columbus, OH 43219 Attn: General Counsel, Store #29130 Fax: 614.872.4175 Telephone: 614.237.7100
	With a copy to:	DSW SHOE WAREHOUSE, INC. 810 DSW Drive Columbus, OH 43219 Attn: Real Estate Department, Store #29130 Fax: 614.872.4175 Telephone: 614.237.7100

1.17         Default Rate

"Default Rate" means the lesser of (a) the maximum rate allowed by applicable law, or (b) four (4) percentage points in excess of the prime rate per annum for commercial loans published in the Wall Street Journal (http://www.wsjprimerate.us) or in a reasonable replacement plus four percent (4%).

Ex. H, pg. 4

ARTICLE 2:  PREMISES

2.1           Description of the Premises

Landlord leases to Tenant and Tenant leases from Landlord the Premises.  Landlord represents and warrants to Tenant that the Premises and the Landlord’s Parcel as of the Commencement Date will be substantially as shown on the Site Plan.

2.2           Condition of Premises

Landlord covenants that actual possession of the Premises shall be delivered to Tenant in a broom clean condition free of any personal property, signage or debris, and otherwise water-tight, free of Hazardous Substances, in a good, structurally sound condition, with all of Landlord's Work Substantially Completed, as evidenced by Landlord's architect to Tenant, and in compliance with Legal Requirements for retail property.  "Substantially Completed" means that all of Landlord's Work has been completed in all respects except for Punchlist Items.  Landlord further covenants that HVAC system, roof, roof walkpads, if any, storefront, doors and door systems, utilities, standpipes and fire sprinkler system, plumbing and mechanicals serving the Premises shall be installed and operating in good working order upon Delivery of Possession. Tenant shall have the right, but not the obligation, to conduct inspections of the structure, HVAC system, roof, doors and door systems, utilities, standpipes and fire sprinkler system and mechanicals serving the Premises prior to accepting possession thereof.  Tenant agrees that any roof inspection it performs shall be done in coordination with Landlord so as to prevent the voiding of Landlord's roof warranty.

ARTICLE 3:  CONSTRUCTION OF THE PREMISES

3.1           Construction Obligations

(A)           Prior to Delivery of Possession, Landlord shall construct, at its expense, the improvements to the Premises described in Exhibit C attached hereto and made a part hereof consistent with plans and specifications approved by Tenant.  Landlord shall perform any additional work not required to be performed by Tenant under this Lease in order for Landlord to obtain a permanent certificate of occupancy for the Premises, whether such work relates to the Premises (other than Tenant’s Work) or other portions of the Shopping Center.  All work described in this Lease for which Landlord is responsible may be collectively referred to herein as "Landlord's Work." Landlord and Tenant agree that they shall conduct a joint walk through of the Premises approximately fourteen (14) days prior to the Anticipated Delivery Date to ascertain the status of Landlord's Work.

(B)           After Delivery of Possession, Tenant shall construct, at its expense, improvements to the Premises necessary to operate the Premises in accordance with the Permitted Use and approved by Landlord in accordance with Section 3.2.  All work described in this Lease for which Tenant is responsible may be collectively referred to herein as "Tenant's Work."

(C)           Landlord's Work and Tenant's Work shall be performed (i) in a good and workmanlike manner and in accordance with plans and specifications approved by the other party, which approval shall not be unreasonably withheld or delayed, and (ii) in compliance with Legal Requirements.  Tenant shall have the right to select the contractors and subcontractors of its choice for Tenant's Work, and Landlord shall have no right to review or approve Tenant's contractors or subcontractors.  Tenant and Tenant's agents (including its general contractor and subcontractors) shall not be required to post any type of security or performance bond or other security in connection with alterations or other work at the Landlord’s Parcel. Tenant and Tenant's agents shall not be required to pay or reimburse Landlord or Landlord's agents for any backcharges, fees, deposits, expenses or other costs in connection with the review or approval of Tenant's Work, Landlord's Work, alterations, or any plans relating thereto.  Promptly upon Tenant's request, Landlord shall deliver to Tenant a copy of the most recent construction schedule for its work on the Premises.  Landlord shall thereafter promptly notify Tenant of any material changes to the construction schedule until Delivery of Possession.  Subject to the REOAs, for up to thirty (30) days before the Anticipated Delivery Date until Tenant’s opening, Tenant may, but shall not be obligated to, place a temporary 4'x8' “Coming Soon” free-standing sign on the Shopping Center closest to the largest public street or highway abutting the Shopping Center at Tenant’s sole cost and expense and in accordance with all Legal Requirements.  Subject to the REOAs, from the date on which Tenant commences Tenant’s Work until Tenant’s opening, Tenant may, but shall not be obligated to, place a temporary 20' x 20' “Coming Soon” banner over the exterior at Tenant’s sole cost and expense and in accordance with all Legal Requirements.  Subject to the REOAs, from Tenant’s opening until one hundred twenty (120) days thereafter, Tenant may, but shall not be obligated to, place a temporary 20' x 20' “Now Open” banner over the exterior at Tenant’s sole cost and expense and in accordance with all Legal Requirements.

Ex. H, pg. 5

(D)           Landlord represents and warrants to Tenant that the Premises are zoned for the Permitted Use.

3.2           Construction Plans

(A)           Within sixty (60) days of the date of this Lease, Landlord shall deliver to Tenant proposed plans and specifications for Landlord's Work.  On or before the later of (i) ninety (90) days of the date the parties agree upon the plans and specifications for Landlord's Work or (ii) one hundred twenty (120) days prior to the Delivery Date, Tenant shall deliver to Landlord proposed plans and specifications for Tenant's Work.  Within fifteen (15) days of receipt of such plans and specifications, Landlord or Tenant, as applicable (the "Reviewing Party"), shall review such plans and specifications and notify the other party (the "Submitting Party") of any reasonable objections which shall also include proposed modifications thereto.  Within fifteen (15) days of the Submitting Party's receipt of such reasonable objections and proposed modifications, the Submitting Party shall resubmit to the Reviewing Party revised plans and specifications.  This process of reviewing and submitting shall continue until the plans and specifications have been approved by both parties.  In the event either the Submitting Party or the Reviewing Party fails to respond within such 15-day period provided for in this paragraph, and such failure continues for five (5) days after receipt of a subsequent notice, then the plans and specifications shall be deemed to have been approved by both parties as last submitted or as last reasonably modified, as applicable.  Landlord shall obtain all necessary building and occupancy permits necessary to perform Landlord's Work; and Tenant shall promptly apply for and shall use its best efforts to pursue all necessary building permits and governmental approvals necessary to perform Tenant's Work and to open the Premises for business to the public.  In the event, despite such prompt application and diligent, good faith efforts to obtain the Tenant Permits, Tenant is unable to obtain the same within ninety (90) days following the Commencement Date, Landlord may, but shall not be required to, attempt to obtain the Tenant Permits.  In the event, despite such prompt application and diligent, good faith efforts by Tenant to obtain the Tenant Permits, neither Tenant nor Landlord has been able to obtain the Tenant Permits within one hundred eighty (180) days following the Commencement Date, at any time thereafter prior to Tenant obtaining the Tenant Permits, either Landlord or Tenant may terminate this Lease upon thirty (30) days prior written notice to the other, in which case the Lease shall terminate at the end of such thirty (30) day period in the same manner as if the Lease Term expired on such date.

(B)           Tenant shall have the right to make changes to Landlord's Work (the "Changes") subject to the following:  Tenant shall request such change in writing.  Within ten (10) business days after receiving Tenant's request for any change to Landlord's Work, Landlord shall give Tenant notice of the cost or savings, and any anticipated delay, that may be occasioned by such Changes.  If Tenant fails to authorize such Changes within five (5) business days after receiving Landlord's notice, Tenant shall be deemed to have disapproved of such Changes.

Ex. H, pg. 6

3.3           Punchlist Items

"Punchlist Items" means a minor finishing or detail that would not materially delay the scheduled or anticipated commencement, performance or completion of Tenant's Work or otherwise affect Tenant's construction schedule or increase Tenant's costs. Landlord shall complete the Punchlist Items as soon as reasonably possible after receipt of a written punchlist but in no event later than fourteen (14) days after receipt of a written punchlist; provided, however, that if the nature of such Punchlist Item is such that it cannot reasonably be completed within such 14-day period, then, upon notice to Tenant, Landlord shall have such additional time as is reasonably required to complete such Punchlist Item as long as Landlord commences to perform the Punchlist Items within such 14-day period and proceeds to completion with diligence and continuity.  Notwithstanding the foregoing, Landlord shall complete any Punchlist Item immediately if such item may cause immediate injury or damage to persons or property or the immediate imposition of a civil or criminal fine or penalty. If any such Punchlist Item must be completed after commencement by Tenant of Tenant's Work, Landlord shall coordinate with Tenant's contractor to ensure timely completion of the Punchlist Item and prevent any disruption to Tenant's construction schedule.  Upon performance of such punchlist, Tenant shall promptly acknowledge Landlord's completion thereof.  Punchlist Items shall not be deemed completed until an authorized representative of Tenant has provided Landlord written acknowledgment of same, provided that if such acknowledgment or written notice that particular Punchlist Items were not completed is not received by Landlord within fourteen (14) days after Landlord has notified Tenant of completion of the Punchlist Items, the Punchlist Items shall be deemed completed.  Landlord agrees that any and all work performed by Landlord after delivery of the Premises to Tenant shall not unreasonably interfere with Tenant's performance of Tenant's Work, and Landlord shall be responsible for any and all costs resulting from any such unreasonable interference.  If Landlord fails to complete any Punchlist Items within such cure period, Tenant shall have the right to complete such Punchlist Items on behalf of Landlord, in which event Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after receipt of an invoice therefor.  If Landlord fails to pay such costs within thirty (30) days after receipt of an invoice therefor, then in addition to all other rights and remedies that Tenant may have against Landlord (but without duplication in recovering the amounts due Tenant), Tenant shall be entitled to deduct the unpaid and overdue amount of such costs from the Rent otherwise becoming due hereunder, together with interest on the unpaid balance thereof at the Default Rate from the date originally due.

3.4           Entry by Tenant

Beginning on the date of this Lease and ending on the Commencement Date, Tenant, its employees and agents shall have the right to enter the Premises or any part thereof at reasonable times during regular business hours for the purpose of making such inspections and measurements as Tenant may deem reasonably necessary and observing the performance of Landlord’s Work.  In addition, with the consent of Landlord, which consent shall not be unreasonably withheld, Tenant shall also have the right to commence Tenant's Work, including fixturing.  Any entry by Tenant shall be at Tenant's sole risk and shall not be deemed a waiver of Landlord's obligation fully to complete Landlord's Work or an agreement by Tenant that Delivery of Possession has occurred.  Delivery of Possession shall occur only upon the satisfaction of all conditions thereto as set forth herein.  Any work performed by Tenant prior to the Delivery Date shall be performed in a manner which does not materially interfere with the completion of Landlord's Work.  In consideration of Tenant's right to enter the Premises, Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all liabilities, losses, damages, claims, costs, demands, fines, penalties or judgments (including reasonable attorneys' fees) (collectively, "Indemnified Costs") resulting from such entry on the Premises by Tenant or its agents.

3.5           Signage and Storefront Rights

(A)           Tenant shall have the right to install its standard signs on the exterior of the storefront side of the Building, provided that the same are in compliance with the REOAs and all applicable local codes and Legal Requirements.  Tenant shall also have the right to place signs or banners on the interior façade of the windows of the Premises, provided the same have been professionally prepared.  Landlord shall not allow landscaping or trees on Landlord’s Parcel to materially obstruct the visibility of Tenant's store signage and pylon signage from the roads providing direct access to the Landlord’s Parcel.  Landlord agrees to cooperate reasonably with Tenant in securing the necessary sign permits and approvals by the necessary authorities.  Subject to the REOAs, Tenant shall have the right to alter its exterior signs with Landlord's consent, which consent shall not be unreasonably withheld; provided, however, Tenant shall have no obligation to obtain Landlord's consent to any change(s) in Tenant's signage if (i) such signage is consistent with Tenant's then prototypical signage, and (ii) the change(s) relate only to graphics and are non-structural.

Ex. H, pg. 7

(B)           Tenant shall have the rights applicable to the Premises under the REOAs and subject to the terms and conditions of the REOAs, to place sign parcels at the bottom location on both sides of the existing pylon sign on the Shopping Center.

(C)           Subject to the REOAs, at Tenant’s sole cost and in accordance with all Legal Requirements, Tenant may, at its option, (i) from at least thirty (30) days prior to the Anticipated Delivery Date until Tenant’s opening a temporary 4'x8' “Coming Soon” place a freestanding sign on the Shopping Center closest to the largest public street or highway abutting the Shopping Center, (ii) from the date on which Tenant commences construction until Tenant’s opening place a temporary 20' x 20' “Coming Soon” banner over the storefront or building exterior, and (iii)  from Tenant’s opening until one hundred twenty (120) days thereafter place a temporary 20' x 20' “Now Open” banner over the storefront or building exterior.

(D)           Subject to the REOAs and all Legal Requirements, Tenant shall have the right, within the area immediately outside the Premises entry doors to place professionally prepared signage, on a temporary basis, on easels or other similar supports; provided however, such signage shall not unsafely obstruct pedestrian or vehicular traffic or visibility.

(E)            This Section 3.5 shall be subject to the REOAs.

3.6           High Speed and Satellite Data Connection Services

Tenant or Tenant's vendor shall have the right to install Tenant's standard satellite system consistent with Exhibit D attached hereto, which installation is hereby approved by Landlord.  If installed on the roof of the Building, the satellite system shall be installed with a non-penetrating roof mount reasonably approved by Landlord, and Tenant shall indemnify Landlord against all roof damage caused by the satellite system, its installation, maintenance or removal.  In addition, subject to the REOAs and all Legal Requirements, Tenant or Tenant's designated high speed connection vendor shall have the right to install a high speed data connection service, such as a T1 line or cable line ("High Speed Line"), within the Shopping Center, including the right to install a High Speed Line from the Premises to such vendor's connection box. There shall be no additional charge payable to Landlord for the installation or use of the satellite system or High Speed Line. Tenant shall be solely responsible, at Tenant's expense, for the maintenance and repair of the satellite system and High Speed Line, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord's agents.

3.7           Hazardous Substances

(A)           "Hazardous Substances" means all "hazardous substances" (as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. paragraph 9601 et seq. and the regulations promulgated pursuant thereto, as amended); any other toxic or hazardous waste, material or substance as defined under any other federal state or local law, rule, regulation or ordinance; petroleum products; asbestos and asbestos-containing material; mold; electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; and any other pollutant or environmental contaminant.  Asbestos and asbestos-containing material shall constitute Hazardous Substances regardless of their condition and whether at levels in compliance with Legal Requirements.  Mold shall constitute a Hazardous Substance only if visible or at a level in violation of Legal Requirements or otherwise considered to be hazardous under Legal Requirements. Notwithstanding the foregoing, Hazardous Substances shall not include ordinary and necessary quantities of cleaning, office and pest control supplies stored in a safe and lawful manner and immaterial quantities of petroleum products that may be discharged from the operation of motor vehicles in the Common Areas, all to the extent otherwise in compliance with Legal Requirements.

Ex. H, pg. 8

(B)           During the Term, Tenant shall not: (1) bring to or store, generate or accumulate in, on or under the Premises any Hazardous Substances; (2) install any underground storage tanks in, on or under the Premises; (3) accumulate tires, spent batteries, mining spoil, debris or other solid waste (except for rubbish in containers for normal scheduled disposal in compliance with all applicable laws); or (4) drain, fill or modify wetlands on the Premises (except in compliance with Legal Requirements).

(C)           Tenant shall notify Landlord immediately upon Tenant's learning during the Term that: (1) Tenant's obligations under this Section have been violated; (2) the Premises are the subject of any third party claim or action because of any environmental condition on or originating from the Premises; or (3) the release or discharge of any Hazardous Substances on the Premises.  Tenant shall promptly provide Landlord with copies of all correspondence received by Tenant to or from third parties, including, but not limited to, governmental agencies, regarding environmental conditions on or originating from the Premises.

(D)           Tenant shall indemnify, defend and hold Landlord harmless from and against all Indemnified Costs suffered by Landlord as a result of a breach of Tenant's obligations under this Section.

(E)            Landlord hereby represents, warrants and covenants to Tenant that except as set forth in that certain Phase I Environmental Site Assessment Report for Former Office Depot, 750 Daniel Webster Highway, Nashua, New Hampshire dated March 11, 2010 prepared by Edgecon, Inc. (the “Environmental Report”): (1) it has not used, generated, discharged, released or stored, and will not use, generate, discharge, release or store, any Hazardous Substances on, in or under the Landlord’s Parcel and has received no notice and has no knowledge of the presence in, on or under the Landlord’s Parcel of any such Hazardous Substances; (2) there are no, and will not be, any underground storage tanks at the Landlord’s Parcel; (3) there will not be, on the surface of the Landlord’s Parcel, accumulated tires, spent batteries, mining spoil, debris or other solid waste (except for rubbish and containers for normal scheduled disposal in compliance with all Legal Requirements); and (4) there will not be draining, filling or modification of wetlands (as defined by federal, state or local law, regulation or ordinance) at the Landlord’s Parcel.  Landlord shall indemnify, defend and hold Tenant and its agents harmless from and against all Indemnified Costs suffered by Tenant and its agents as a result of any misrepresentation or breach of the foregoing representations and warranties.

(F)            Landlord, at its sole cost and expense, shall remove the Hazardous Substances from the Premises (“Abatement Work”) at least fifteen (15) days prior to the Anticipated Deliver Date.  If, except as disclosed in the Environmental Report, Hazardous Substances are discovered in the Premises after the Commencement Date but prior to the Rent Commencement Date and such Hazardous Substances were not placed therein by Tenant or Tenant's agents, then Tenant shall have the right to cease all work therein and to remove itself from the Premises and Landlord shall, at its sole cost and expense, promptly perform all Abatement Work and repair or replace all improvements damaged by the Abatement Work. The Construction Period shall be tolled and the Rent Commencement Date and Tenant's obligation to pay Rent shall be postponed from the date on which the Hazardous Substances are discovered until the date on which the Abatement Work is complete and all damaged improvements are repaired or replaced.

(G)           If Hazardous Substances, except as disclosed in the Environmental Report, are discovered in the Premises on or after the Commencement Date and such Hazardous Substances were not placed therein by Tenant or Tenant's agents, and Tenant determines in its reasonable judgment that the same poses a health related risk to the operations of its business at the Premises or materially interferes with the operation of Tenant’s business at the Premises in violation of any Legal Requirements, then Tenant shall have the right to vacate the Premises and Landlord shall, at its sole cost and expense, promptly perform all Abatement Work and repair or replace all improvements damaged by the Abatement Work. All Rent shall abate from the date on which the Hazardous Substances are discovered until the date on which the Abatement Work is complete and all damaged improvements are repaired or replaced. Anything herein to the contrary notwithstanding, if in Tenant's reasonable judgment, such removal cannot be completed within one hundred eighty (180) days or the same is not actually completed by Landlord within such180-day period following the date such Hazardous Substances or asbestos are discovered, Tenant may terminate this Lease by written notice to Landlord, which notice shall be effective on Landlord's receipt thereof.  Landlord shall comply with OSHA 29 CFR 1910.1001(j) to notify tenants, including Tenant, of asbestos related activities in the Premises and the Landlord’s Parcel including, but not limited to, selection of the certified/licensed asbestos abatement contractor, scope of the abatement work, and final clearance testing procedures and results.

Ex. H, pg. 9

(H)           If any of the representations or warranties set forth in this Section are incorrect, misleading or breached, or if any Hazardous Substances are discovered at the Shopping Center (unless introduced by Tenant, its agents or employees), except as disclosed in the Environmental Report, all reasonable costs incurred by Tenant as the result of such breach or discovery of such Hazardous Substances or asbestos shall be borne by Landlord, and Landlord shall indemnify, defend and hold Tenant and its agents harmless from and against all Indemnified Costs including, without limitation, all third-party claims (including sums paid in settlement thereof, with or without legal proceedings) for personal injury or property damage, and all judgments, compensatory and punitive damages, penalties, fines, costs, losses, attorneys' fees (through all levels of proceedings), costs of remediation and removal, consultants' and experts' fees, and all costs incurred in enforcing this indemnity.

(I)             Beginning on the date of this Lease, Tenant shall have the right to conduct an environmental study of the Premises and the Landlord’s Parcel, and Landlord agrees to cooperate with and to provide access to the Landlord’s Parcel and the Premises to Tenant and its agents.

(J)            The obligations of Landlord and Tenant hereunder shall survive the expiration or earlier termination of this Lease and any extensions hereof.

3.8           Notices Affecting Tenant

 Landlord shall promptly forward to Tenant any notice or other communication received by Landlord from any owner of property adjoining or adjacent to the Shopping Center or from any municipal or other governmental authority, in connection with any hearing or other administrative proceeding relating to any proposed zoning, building code, signage or related variance affecting the Shopping Center or any adjoining or adjacent property, which, if granted, could adversely affect Tenant's use or occupancy of the Premises, the conduct of Tenant's business therein or Tenant's rights and benefits under this Lease.  Landlord, at its sole cost and expense, shall appear in such proceeding and shall contest such proposed variance.  If Landlord fails so to appear and contest such proposed variance after receiving five (5) days' notice from Tenant (or such shorter notice as may be practicable under the circumstances), then Tenant shall be entitled (but shall not be obligated to), in its own name and/or in the name of Landlord, to appear in such proceeding, in which event Landlord shall fully cooperate with Tenant, provide such information, and execute any documents or other instruments as Tenant may reasonably request in connection with any such proceeding.

Ex. H, pg. 10

ARTICLE 4:  CONSTRUCTION ALLOWANCE

4.1           Construction Allowance

In consideration for the performance by Tenant of certain work in the Premises, Landlord shall pay to Tenant the Construction Allowance.  The Construction Allowance is for the purpose of constructing or improving qualified long-term real property for use in Tenant's trade or business at the Premises in accordance with Section 110(a) of the Internal Revenue Code.  Landlord shall be the legal title and beneficial owner of all qualified long-term real property (as defined in Section 110(a) of the Internal Revenue Code) that are acquired with or funded by the Construction Allowance.  Each party shall prepare its federal, state and local income tax forms and schedules, and calculate taxable income, in a manner consistent with Landlord's ownership of such improvements for all taxable years. The parties understand that qualified long-term real property (as defined in Section 110(a) of the Internal Revenue Code) includes the following costs and/or fees: architect, building permit, dumpsters and clean-up, barricades and staging area, demolition, concrete work, masonry work, structural and miscellaneous steel, roof work, carpentry, doors and roll-up grilles, drywall and metal studs, lay-in ceiling work, floor covering (carpet, VCT, vinyl base), ceramic tile, granite and marble, non-fixture package millwork and trim, painting and wall covering, storefront and glazing, plumbing, fire protection sprinkler, HVAC work (including curbs and units), electrical and lighting, fire alarm, connections to energy management system, meters and connection fees, utility usage fees, impact fees, and other property that qualifies as nonresidential real property under Section 168(e)(2)(B) of the Internal Revenue Code that is part of or otherwise present at the Premises. If Tenant's final accounting of the costs related to Tenant's construction reveals that the Construction Allowance exceeds the cost of the qualified long-term real property (as defined in Section 110(a) of the Internal Revenue Code), Tenant shall notify Landlord of the amount of such excess, which notice shall serve as the parties' agreement for purposes of Section 110(a) of the Internal Revenue Code, but in no event shall the Construction Allowance be reduced.

4.2           Payment of Construction Allowance

Fifty percent (50%) of the Construction Allowance shall be due on or prior to the Anticipated Delivery Date.  Forty percent (40%) of the Construction Allowance shall be due ten (10) days after the date on which Tenant opens for business in the entire Premises. The balance of the Construction Allowance shall be due ten (10) days after Tenant delivers a copy of a lien waiver and release from Tenant's General Contractor.  Tenant shall have no obligation to commence construction at the Premises until receipt by Tenant of the first installment of the Construction Allowance.  In the event Landlord fails to deliver the first installment of the Construction Allowance to Tenant by the required due date, Tenant may elect to begin construction; however, such election shall not be deemed a waiver of any of the Delivery of Possession requirements, and the Construction Period shall be extended by one day for each day that Landlord fails to so deliver the first installment of the Construction Allowance.

Except with respect to Tenant's General Contractor from whom a waiver of lien shall be required, the submission by Tenant of lien waivers from any other contractors, subcontractors or materialmen performing any work on behalf of Tenant at the Premises shall not be a condition precedent to the payment of any portion of the Construction Allowance.  Nevertheless, Tenant shall submit such waivers as it has in its possession as soon as practicable after receipt of the same and, with respect to any subcontract for which no waiver is submitted, Tenant shall protect Landlord's interest from any lien in the manner provided in Section 17.3.  If Landlord fails to pay any portion of the Construction Allowance within the time periods provided for hereinabove, and if such failure continues for a period of seven (7) days after written demand for payment by Tenant to Landlord, then in addition to all other rights and remedies that Tenant may have against Landlord (but without duplication in recovering the amounts due Tenant), Tenant shall be entitled to deduct the unpaid and overdue portion of the Construction Allowance from the Rent otherwise becoming due hereunder, together with interest on the unpaid balance thereof at the Default Rate.

Ex. H, pg. 11

ARTICLE 5:  LANDLORD’S PARCEL RIGHTS

5.1           Common Easement

Landlord grants to Tenant, its customers, agents, employees, licensees, invitees and subtenants, a non-exclusive easement in common with the other tenants of the Landlord’s Parcel for the use of all parking areas, driveways, sidewalks, service areas and other areas intended for the non-exclusive use of the tenants of the Landlord’s Parcel (collectively, the "Common Areas").  Except as provided in the REOAs, Landlord hereby covenants and agrees that Landlord shall not grant any party other than tenants of the Landlord’s Parcel and their customers, agents, employees, licensees, invitees and subtenants a right to utilize the parking areas in the Landlord’s Parcel, and Landlord shall use commercially reasonable efforts to restrict the use of the parking areas to such parties.

5.2           Development and Modification of the Landlord’s Parcel

Landlord covenants that the Landlord’s Parcel is or shall, prior to Delivery of Possession, be developed in accordance with the Site Plan and that it shall be used as a retail shopping center throughout the Term.  Tenant shall have the benefit of all rights and easements applicable to the Premises under the REOAs and shall comply with all obligations under the REOAs applicable to the Premises.  Landlord shall use commercially reasonable efforts to enforce Landlord’s rights under the REOAs as reasonably requested by Tenant.  In the event Landlord cannot enforce Landlord’s rights under the Toys REOA, the Landlord shall perform all of the obligations on behalf of Toys for the Shopping center at Landlord’s sole cost and expense.

5.3           Exterior Protections

Subject to the REOAs, Landlord shall not take or consent to any action which materially affects access to, visibility of, parking for or use of the Premises or which results in a material modification to the Site Plan without the prior written consent of Tenant.  Notwithstanding the foregoing, no modification or replacement to the Landlord’s Parcel shall (A) reduce the ratio of parking spaces (for standard size American cars) to gross leasable area of buildings in the Landlord’s Parcel below four (4) spaces per 1,000 square feet of GLA or such greater ratio as required by Legal Requirements, (B) alter or make any changes, including any reduction or rearrangement of parking spaces, to the Protected Area, (C) interfere with truck access to the loading doors and loading dock (if any) of the Premises, (D) interfere with customer access to the Premises, (E) interfere with the visibility of the Premises including, but not limited to, Tenant's signage, from the Protected Area and the sidewalks and roads providing direct access to the Shopping Center outside of the Protected Area, or (F) result in the construction or placement of any buildings, kiosks or other obstructions in the Protected Area.  In addition, Landlord shall not cause or permit to be placed, installed or erected any permanent or temporary structure (including, but not limited to carts, kiosks, planters, trees, vending machines, RMU’s, benches, s, ATMs, or holiday displays) within the Protected Area as hereinafter defined.  The "Protected Area" means that portion of the Landlord’s Parcel so labeled on Exhibit A.  In performing any construction work, repairs or maintenance in the Landlord’s Parcel permitted under this Lease after Tenant has taken physical possession of the Premises, Landlord shall use good faith, commercially reasonable efforts to prevent any interference with parking for, access to or visibility or use of the Premises or the business of Tenant or any subtenant or licensee of Tenant.  Nothing contained in this Section shall restrict Landlord from complying with Legal Requirements, provided that, if the manner in which such Legal Requirement may be implemented is discretionary, then Tenant shall have the right to consent to such implementation.  If Landlord violates its covenant with respect to the Protected Area, then, in addition to Tenant's right to seek other remedies, Tenant shall immediately have the right to (1) deduct from Rent Seven Hundred Fifty Dollars ($750.00) per day for each day of such violation , and (2) if such violation continues for more than thirty (30) days, Tenant may terminate this Lease on not less than ninety (90) days' written notice to Landlord; and (3) full and adequate relief by temporary or permanent injunction and by specific performance.  Prior to the effective date of such termination, Landlord shall pay Tenant one hundred percent (100%) of the remainder of (i) the unamortized cost of Tenant’s improvements to the Premises amortized over fifteen (15) years from the date of installation, less (ii) the unamortized portion of the Construction Allowance paid to Tenant amortized over fifteen (15) years from the date of payment.

Ex. H, pg. 12

Subject to the REOAs, Landlord shall not take or consent to any action which materially affects access to, visibility of, parking for or use of the Premises or which results in a material modification to the Site Plan without the prior written consent of Tenant which consent may be withheld in Tenant’s sole discretion.

5.4           REOAs

(A)           Tenant acknowledges that the Shopping Center is subject to the REOAs. Landlord covenants, represents and warrants to Tenant that to its knowledge:  (1) the REOAs have not been modified, amended or terminated, except as described in Section 1.1 herein; (2) the REOAs are currently in full force and effect; and (3)  as of the date hereof, no default under the REOAs exist beyond any applicable notice and cure period.  This Lease is subject and subordinate to the REOAs.  Tenant shall comply with the terms and conditions of the REOAs to the extent same affects or relates to the Premises, provided that Tenant shall not be obligated to expend any sums in connection with such compliance, other than payment of the OD Charge and Tenant’s proportionate share of Insurance and Taxes and for obligations of Tenant expressly set forth elsewhere in this Lease.  Notwithstanding anything in this Lease to the contrary, in the event of any conflict or ambiguity existing between the REOAs and this Lease, this Lease shall control as between Landlord and Tenant.

(B)           Landlord shall, during the Term:  (1) perform and observe all of the terms, covenants, provisions and conditions of the REOAs to the extent of Landlord’s obligations under this Lease and (2) diligently enforce, at its sole expense, the covenants, agreements and obligations of the REOAs.  Landlord shall not amend, or modify the REOAs if such amendment or modification could diminish the rights or increase the obligations of Tenant thereunder or under this Lease, or could adversely affect Tenant's use or occupancy of the Premises or the conduct of Tenant's business therein, nor shall Landlord terminate the REOAs. Whenever, pursuant to the REOAs, the consent or approval of Landlord shall be required by or requested, and such consent or approval could diminish the rights or increase the obligations of Tenant thereunder or under this Lease, or could adversely affect Tenant's use or occupancy of the Premises, or the conduct of Tenant's business therein, such consent or approval shall not be granted without the prior written consent of Tenant, which consent may be withheld in its sole and absolute discretion.

(C)           Landlord shall obtain any third-party approvals required under the REOAs for the performance of Landlord's Work (including, without limitation, Tenant's plans and signage, as applicable), Tenant's Work and the operation of Tenant's business in the Premises.  Tenant shall have the right to assume, and rely on such assumption, that Landlord has obtained all consents and approvals required under the REOAs prior to giving Landlord's consent or approval to anything required under this Lease, and Tenant shall have no obligation to request any consent or approval directly from any third party under the REOAs, although Tenant shall, upon Landlord's request, cooperate with Landlord in obtaining any such consent or approval.

5.5           Master Lease

Intentionally omitted.

5.6           Interview Office

Subject to the REOAs and all Legal Requirements, during the Construction Period, Landlord shall permit Tenant to use such available enclosed office, conference room or trailer as Landlord and Tenant may agree for Tenant's use in conducting employee interviews and recruiting.  If no such enclosed office, conference room or trailer is available, subject to the REOAs and all Legal Requirements, during the Construction Period Landlord shall permit Tenant to place a trailer on the Premises in a location reasonably approved by Landlord.

Ex. H, pg. 13

ARTICLE 6:  TERM

6.1           Initial Term

(A)           The Initial Term and any renewal terms are hereinafter collectively referred to as the "Term".

(B)           "Lease Year" means a period of twelve (12) consecutive calendar months.  The first Lease Year shall commence on the Rent Commencement Date and expire on the last day of the month, twelve (12) full calendar months next following the Rent Commencement Date, except that, if the Rent Commencement Date occurs on the first day of the calendar month, then the first Lease Year shall end on the day immediately preceding the first anniversary of the Rent Commencement Date.  Subsequent Lease Years shall be each consecutive twelve (12) calendar month period thereafter.  If the last Lease Year would expire on a date other than January 31, then the last Lease Year shall be extended to the next succeeding January 31.

6.2           Delivery of Possession

Landlord anticipates that Delivery of Possession shall occur at 8 a.m. on the Anticipated Delivery Date.  Notwithstanding that the Delivery of Possession requirements may have been met, the Commencement Date and Delivery of Possession shall not be deemed to occur and the Construction Period shall not commence to run prior to the Anticipated Delivery Date, unless Tenant in its sole discretion elects to accept such early possession in writing.

6.3           Delay in Delivery of Possession

(A)           If Landlord has not satisfied the Delivery of Possession requirements by the Anticipated Delivery Date, Landlord shall notify Tenant in writing periodically (and otherwise promptly upon Tenant's request) of the status of Delivery of Possession requirements and the date by which Landlord anticipates in good faith that it will satisfy the Delivery of Possession requirements, until the Delivery of Possession requirements have been satisfied.

(B)           If Delivery of Possession does not occur on or before the Anticipated Delivery Date, other than due to a Tenant Delay, then in addition to all other rights and remedies that Tenant may have against Landlord (but without duplication in recovering the amounts due Tenant),  Landlord shall pay to Tenant an amount equal to Nine Hundred Seventy-One and 98/100 Dollars ($971.98) for each day of delay (the "Late Delivery Fee").  Tenant shall receive the Late Delivery Fee for each day of delay from the Anticipated Delivery Date until delivery of the Premises is made to Tenant consistent with the terms of this Lease, including substantial completion of Landlord's Work, and all other Delivery of Possession requirements are satisfied.  If Landlord fails to pay any portion of the Late Delivery Fee within ten (10) days after demand therefor, then in addition to all other rights and remedies that Tenant may have against Landlord, Tenant shall be entitled to deduct the unpaid and overdue portion of the Late Delivery Fee from Rent otherwise becoming due hereunder, together with interest on the unpaid balance thereof at the Default Rate from the date originally due.  "Tenant Delay" means an act or omission of Tenant in violation of this Lease which causes Landlord to fail to timely complete Landlord's Work.  The parties agree that Tenant's actual damages as a result of Landlord's late delivery would be extremely difficult or impracticable to determine, and acknowledge that the Late Delivery Fee has been agreed upon, after negotiation, as the parties' best and reasonable estimate of Tenant's damages.

(C)           If Delivery of Possession does not occur within three months (3) months after the Anticipated Delivery Date, other than due to a Tenant Delay, then in addition to all other rights and remedies that Tenant may have against Landlord, Tenant shall have the right anytime thereafter while such condition exists to terminate this Lease on ten (10) days' written notice thereof to Landlord if the Delivery of Possession requirements have not occurred within such ten (10) day period.  Upon such termination, this Lease shall be of no further force or effect (except that Tenant shall have the right to receive payment of the Late Delivery Fee for each day through the date of termination).

Ex. H, pg. 14

6.4           Option to Extend Term

Tenant shall have two (2) consecutive separate options to extend the Term for successive renewal terms of five (5) Lease Years each.  Provided Tenant is not then in default hereunder, Tenant may exercise each such renewal option by giving written notice to Landlord at least one hundred-eighty (180) days prior to the end of the then-current Term.

6.5           Sales Termination Right

Intentionally omitted.

ARTICLE 7:  MINIMUM RENT

7.1           Minimum Rent

Tenant shall pay to Landlord, at Landlord's notice address, Minimum Rent. The monthly installments of Minimum Rent shall be paid in advance on or before the first day of each calendar month from and after the Rent Commencement Date during the Term without notice or demand therefor and without any offsets or deductions whatsoever except as otherwise provided in this Lease. Minimum Rent for any partial month shall be prorated based upon a thirty (30) day month.

ARTICLE 8:  PERCENTAGE RENT

8.1           Percentage Rent

Tenant shall pay to Landlord, at Landlord's notice address, Percentage Rent.  Percentage Rent shall be paid by Tenant to Landlord within ninety (90) days after the end of each Lease Year.  Each such payment shall be accompanied by a statement signed by an authorized representative of Tenant setting forth Tenant's Gross Sales for such Lease Year.

8.2           Gross Sales

"Gross Sales" means the aggregate amount, expressed in dollars, of all sales or rental or manufacture or production of merchandise and all services, income and other receipts whatsoever of all business conducted in, at or from any part of the Premises, whether for cash, credit, check, charge account, gift or merchandise certificate purchased or for other disposition of value regardless of collection.  Should any departments, divisions or parts of Tenant’s business be conducted by sublessees, concessionaires, licensees, assignees or others, then there shall be included in Tenant’s Gross Sales all Gross Sales of such departments, divisions or part, whether the receipts be obtained at the Premises or elsewhere in the same manner as of such business had been conducted by Tenant.  Provided, however, that the following shall be excluded or deducted from Gross Sales:

(A)           all credit, refunds, and allowances granted to customers;

Ex. H, pg. 15

(B)           all excise taxes, sales taxes, and other taxes levied or imposed by any governmental authority upon or in connection with such sales;

(C)           bulk sales of goods in connection with the sale of Tenant's business;

(D)           sales of fixtures, furniture, equipment and other items not made in the ordinary course of business;

(E)            salvage sales of damaged merchandise;

(F)            any sale at a discount pursuant to the employee discount program of Tenant or its affiliates;

(G)           exchanges of merchandise between Tenant's warehouse or other stores and other similar movements of merchandise;

(H)           returns to suppliers;

(I)             the proceeds from vending or other machines and commissions on such proceeds to the extent such proceeds and commissions are less than five percent (5%) of Gross Sales exclusive of such proceeds and commissions;

(J)             uncollectible customer charges and bad checks and any penalty charged by Tenant for a returned check;

(K)           disallowed credit card, debit card and similar payment amounts and credit card, debit card and similar payment service charges or fees retained by the credit card company or financial institution;

(L)            delivery charges;

(M)          any charge added by Tenant to its regular cash price as a finance charge for sales on credit, provided that such charge is at all times properly segregated from amounts includable in Gross Sales and so identified on Tenant's records; each transaction involving the extension of credit shall be treated as a sale for the regular cash price in the month in which such transaction occurred, without regard to the time payment is made or title passes;

(N)           customer credit insurance;

(O)           gift certificates, or like vouchers, until such time as the same have been converted into a sale by redemption at the Premises; and

(P)            internet or catalog sales unless such sales are recorded on the point of sale/cash register system at the Premises; provided further with respect to internet and similar sale transactions for which payment is made from a kiosk, terminal or other mechanism located at or on the Premises, but for which the order is fulfilled elsewhere, fifty percent (50%) of such sales shall be included in Gross Sales.

8.3           Landlord's Audit

For purposes of permitting verification by Landlord of the Gross Sales reported by Tenant, Landlord shall have the right, upon fourteen (14) days written notice, no more than once in every twelve (12) month period, to inspect and audit all such books and records relating to Tenant’s Gross Sales.  Landlord’s audit shall occur during normal business hours in Tenant's corporate office.  If such an audit reveals that Tenant has understated its Gross Sales by more than three percent (3%) for any Lease Year resulting in an underpayment of Percentage Rent, Tenant, in addition to paying the additional Percentage Rent due, shall pay the reasonable cost of the audit within thirty (30) days of Tenant's receipt of Landlord's demand for the same and copies of all bills or invoices on which such cost is based.  The parties hereto understand and agree that Tenant has made no representations nor promises of any kind with respect to whether or not Percentage Rent will be paid during any year of the term hereof, nor has Tenant warranted any amount or expected amount with respect to, or the occurrence of, any Gross Sales in the Premises.  Nothing contained herein shall be deemed to create, constitute or imply any obligation or duty upon Tenant to operate or conduct business operations of any type whatsoever upon the Premises.  Landlord agrees that all statements of Gross Sales furnished to it under this Lease, if any, and any information obtained by Landlord as the result of an audit of Tenant’s Gross Sales as permitted hereunder, shall be held in strict confidence by Landlord and shall not be divulged by Landlord to any person or used for any purpose, except that Landlord shall be permitted to divulge such information (1) when necessary in connection with any bona fide prospective sale of the Premises, (2) when necessary in connection with the trial of any action, proceeding or arbitration between Landlord and Tenant, (3) to any mortgagee or prospective mortgagee of the Premises, and (4) pursuant to a subpoena duly and validly served upon Landlord.

Ex. H, pg. 16

ARTICLE 9:  OTHER CHARGES; TENANT'S AUDIT

9.1           Other Charges

All payments and charges, if any, to be made hereunder by Tenant to Landlord other than Minimum Rent and Percentage Rent shall be deemed to be "Other Charges." Unless the context requires otherwise, Other Charges for any partial calendar month during the Term shall be prorated based upon a thirty (30) day month.  Landlord shall have the same rights and remedies hereunder with respect to the collection of Other Charges as it has with respect to the collection of Minimum Rent and Percentage Rent.  Percentage Rent and Other Charges may be collectively referred to as "Rent."

9.2           Tenant's Audit

Landlord shall keep safe and intact at Landlord's principal offices in the United States all of the records, books, accounts and other data relating to Other Charges. Tenant or its designated agent (who shall not be a contingency fee auditor) shall have the right at its own cost and expense to audit and/or inspect Landlord's records, books, accounts and other data relating to Other Charges for any Lease Year, provided such audit is conducted within twenty-four (24) months of the end of such Lease Year. Tenant shall give Landlord not less than ten (10) days' written notice of its intention to conduct any such audit.  If, as a result of such audit, it is determined that the amount paid by Tenant for the Lease Years under consideration has been overpaid, Landlord shall promptly rebate to Tenant the overpayment or, at Tenant's election, Tenant may offset the amount of the overpayment against Rent becoming due.  If, as a result of such audit, it is determined that the amount paid by Tenant for such type of Other Charges for any Lease Year under consideration has been overpaid by more than three percent (3%), then, in addition to rebating to Tenant the overpayment, Landlord shall also pay the reasonable costs incurred by Tenant for such audit within thirty (30) days of Landlord's receipt of Tenant's demand for the same and copies of all bills or invoices on which such cost is based.

Ex. H, pg. 17

ARTICLE 10:  TAXES

10.1         Tenant's Obligation

(A)           The Landlord’s Parcel constitutes a separate tax parcel for Real Estate Taxes purposes.  Subject to the other provisions of this Article, during the Term, Tenant agrees to pay all Real Estate Taxes applicable to the Landlord’s Parcel (the “Tax Payment”).

(B)           "Real Estate Taxes" for any Tax Year shall mean the ad valorem real estate taxes and Special Assessments levied or assessed upon the Landlord’s Parcel by the applicable governmental authorities during the Term of this Lease. Subject to other provisions of this Section, Real Estate Taxes shall include assessments ("Special Assessments") included in Landlord's real estate tax bills which are imposed by a governmental authority against the Tax Parcel. Notwithstanding anything contained in this Section 10.1 to the contrary, however, Real Estate Taxes shall not include any penalties imposed for late payment (unless the late payment is due to the failure of Tenant to timely pay the Real Estate Tax Payment hereunder) or any franchise, corporate, estate, inheritance, succession, capital levy, business or transfer tax of Landlord, or any income, profits, gross receipts or renewal tax, documentary stamp taxes, mortgage lien taxes, transfer gains taxes, or recording fees.

(C)           "Tax Year" means the fiscal year of the relevant taxing authority.  Real Estate Taxes shall be apportioned for any partial Tax Year at the beginning or end of the Term, so that Tenant's liability therefor shall be only for such portions thereof as shall be attributable to the Term from and after the Rent Commencement Date.

(D)           "Tax Parcel" means the separate tax parcel which is constituted solely by the Landlord’s Parcel (Account No. 51122, Tax Map/Lot Number 0000A/01000).

10.2         Tenant's Tax Share

"Tenant's Tax Share" Is 100%.

10.3         Taxes Payable Over Extended Periods

If any Real Estate Taxes are permitted to be paid in installments, then there shall be included in Real Estate Taxes for any Tax Year only the amount of the installment of such assessment that would result had Landlord elected to pay such assessment over the maximum number of installments permitted by law (regardless of what period of time Landlord actually pays the same over) and Tenant shall be responsible for only those installments which are attributable to the Term.  Landlord will not submit improvements to a special improvements district without Tenant's prior written consent, unless such submission shall not result in any charges to Tenant for such improvements, which consent shall not be unreasonably withheld.

10.4         Payment of Taxes

The responsibility for the payment of Real Estate Taxes shall be upon Landlord. On the first day of each calendar month during the Term commencing on the Rent Commencement Date, Tenant shall pay along with and at the same time as each monthly installment of Minimum Rent, one-twelfth (1/12th) of Tenant's Tax Share of Real Estate Taxes for such Tax Year, as reasonably estimated by Landlord and disclosed to Tenant at the beginning of such Tax Year.  Such amounts shall be held by Landlord for payment of the Real Estate Taxes.  Within ninety (90) days after the end of each calendar year or partial year, Landlord shall furnish Tenant with an itemized statement of actual Real Estate Taxes showing how Real Estate Taxes and Tenant's Tax Share of Real Estate Taxes were calculated by Landlord, accompanied by the tax bill or bills on which such statement is rendered.  Tenant's Tax Share of Real Estate Taxes shall be calculated net of any early payment discounts available from the taxing authority and any rebates or refunds occurring during such Tax Year.  If Landlord has not timely furnished such statement, then Tenant’s obligation to pay the monthly portion of Tenant's Tax Share of Real Estate Taxes shall be abated until Landlord furnishes such statement and the actual annual Tenant's Tax Share of Real Estate Taxes shall be reduced by the time period of any such abatement.  If Tenant's aggregate payments exceed the actual Tenant's Tax Share of Real Estate Taxes, Landlord shall promptly pay to Tenant the amount of the overpayment at the time of delivery of the annual statement. If Tenant's aggregate payments are less than the actual Tenant's Tax Share of Real Estate Taxes, Tenant shall pay such deficiency to Landlord within thirty (30) days after Tenant's receipt of such annual statement, provided that Tenant may suspend payment of any amount which it disputes in good faith or for which it has not been provided with reasonable details as set forth above until resolution thereof. Tenant also covenants and agrees to pay, when due, all taxes arising out of the operation of Tenant's business.

Ex. H, pg. 18

10.5         Tenant's Right to Contest

Landlord shall deliver to Tenant copies of all notices of proposed increases in Real Estate Taxes or proposed revaluation of any property that is included in the calculation of Tenant's Tax Share of Real Estate Taxes in time to permit Tenant to contest such proposed increases or revaluation. In any Tax Year in which Landlord chooses not to contest or appeal Real Estate Taxes, Tenant reserves the right, at Tenant's own expense, to retain an agent representing Tenant to contest and appeal any and all Real Estate Taxes on the Tax Parcel.  Tenant's agent shall have access to Landlord's real estate records at Landlord's main office upon seven (7) days' prior notice to Landlord. In the event Tenant should reduce the Real Estate Taxes, Landlord shall credit Tenant against Rent next coming due for Tenant's reasonable cost of appealing or securing a reduction in real estate assessment.  The reasonable costs of such contest and/or appeal shall be included as part of Real Estate Taxes, not to exceed the savings resulting from such contest and/or appeal.

ARTICLE 11:  COMMON AREA MAINTENANCE

11.1         Common Area Maintenance

From and after the Commencement Date, Landlord, at its cost and expense, shall operate the Landlord’s Parcel in a first class manner and maintain the Common Areas and the Landlord’s Parcel in a clean, safe and first class condition and repair so that Tenant and its customers, guests, invitees, licensees, officers and employees can use and enjoy the same. The obligations of Landlord pursuant hereto shall include, without limitation, the maintenance of the Landlord’s Parcel, regular cleaning of the Common Areas, removal of trash and debris, repairing the asphalt and concrete portions of the Common Areas (including potholes, curbs and sidewalks), repairing common utility lines and facilities, repairing storm drains, repairing parking lot lights, maintaining the landscaped portion of the Common Areas (including regular grass cutting), prompt removal of snow and ice on every occasion where safety of the Common Areas or access to the Premises is materially impeded, and periodic restriping of the parking area. Landlord covenants that such maintenance and repair shall be planned and preventative maintenance undertaken in order to maintain the Common Areas in a good and usable condition and so as to avoid any breakdown of maintenance and avoidable costly repairs.  Throughout the Term, Landlord shall keep the Common Areas fully lighted and open to the customers of the Landlord’s Parcel seven (7) days a week from dusk until 11:00 p.m. ("Normal Hours").  Upon request of Tenant, Landlord shall keep the Common Areas lighted for as long as after Normal Hours as Tenant shall request, provided Tenant shall pay for the reasonable cost of such requested lighting.

Tenant acknowledges that maintenance of the Common Areas is governed by the Toys REOA, that currently maintenance of the Common Areas is performed by the owner of the Toys Parcel (the “Toys Owner”) under the Toys REOA, and that performance of such maintenance of the Common Areas by the Toys Owner in compliance with the terms of this Lease shall constitute compliance by Landlord of its obligations under Section 11.1, provided that Landlord shall enforce its rights under the Toys REOA to cause the Toys Owner to perform its obligations in accordance with the terms of the Toys REOA and this Lease and in the event the Toy Owner fails to maintain the Common Area in accordance with the terms of this Lease, Landlord shall do so.

Ex. H, pg. 19

11.2         Payment of CAM Charge

On the first day of each calendar month during the Term commencing on the Rent Commencement Date, Tenant shall pay as additional Rent along with and at the same time as each monthly installment of Minimum Rent, one-twelfth (1/12th) of Tenant's CAM Charge for such Lease Year, as reasonably estimated by Landlord and disclosed to Tenant at the beginning of such Lease Year.  Such amounts shall be held by Landlord for payment of the Landlord’s Parcel’s CAM Costs.  Within one hundred twenty (120) days after the end of each calendar year or partial calendar year, Landlord shall furnish Tenant with an itemized statement of actual CAM Costs showing how CAM Costs were calculated by Landlord.  If Landlord has not timely furnished such statement, then Tenant’s obligation to pay the monthly portion of Tenant’s CAM Charge shall be abated until Landlord furnishes such statement and the actual annual CAM Charge shall be reduced by the time period of any such abatement.  If Tenant's aggregate payments exceed the actual CAM Charge, Landlord shall promptly pay to Tenant the amount of the overpayment at the time of delivery of the annual statement. If Tenant's aggregate payments are less than the actual CAM Charge, Tenant shall pay such deficiency to Landlord within thirty (30) days after Tenant's receipt of such annual statement, provided that Tenant may suspend payment of any amount which it disputes in good faith or for which it has not been provided with reasonable details as set forth above until resolution thereof.  Notwithstanding anything in the Lease to the contrary, Tenant acknowledges that a statement which complies with the requirements of the “Toys Statement,” as such term is defined in the Toys REOA, shall constitute compliance with this Section 11.2.

11.3         Tenant's Proportionate Share

"Tenant's Proportionate Share" shall be 100%.

11.4         CAM Costs

(A)           Subject to the remainder of this Section 11.4, "CAM Costs" means OD’s CAM Contribution (as defined in the Toys REOA) and all other actual, reasonable and necessary costs and expenses incurred by Landlord, without markup or surcharge (except for the Administrative Surcharge), in maintaining and repairing the Common Areas of the Shopping Center, none of which shall be a duplication of another cost or expense.

(B)            Notwithstanding the foregoing, the following shall be excluded, deducted or credited from CAM Costs except to the extent they are permitted to be included in the OD’s CAM Contribution under the Toys REOA:

(1)            Any cost incurred by Landlord from tenants as a result of any act, omission, default or negligence or as the result of breaches by tenants of the provisions of their leases and/or other amounts received by Landlord from third parties, which recoveries and/or amounts reimburse Landlord for or reduce CAM Costs.

(2)            Gross revenues from charges, if any, made for the use of the parking facilities and other Common Areas or facilities of the Landlord’s Parcel (including, without limitation, the sale or rental of advertising space).

(3)            The cost of the land underlying and the construction of the Landlord’s Parcel, whether initially or in connection with any replacement or expansion thereof and whether mandated by law or otherwise, including, without limitation, costs of correcting (i) defective conditions in the Landlord’s Parcel resulting from defects in or inadequacy of the initial design or construction of the same, or (ii) code violations, including the payment of fines or citations in connection therewith.

Ex. H, pg. 20

(4)            The depreciation or amortization of the Landlord’s Parcel or any part thereof or any equipment or other property used in connection therewith.

(5)            The initial cost of the installation of the parking areas or facilities or the amortization or depreciation of such initial cost.

(6)            The cost of providing or performing improvements, work or repairs to or within (i) any portion of the premises of any other tenants or occupants in the Landlord’s Parcel, (ii) any other building which is not part of the Common Areas, or (iii) any portion of the Landlord’s Parcel the use of which is not available to Tenant.

(7)            Any reserves for future expenditures or liabilities which would be incurred subsequent to the then current accounting year.

(8)            Any bad debt loss, rent loss or reserves for bad debt or rent loss.

(9)            Legal fees, audit fees, leasing commissions, advertising expenses and other costs incurred in connection with (i) the original development or original leasing of the Landlord’s Parcel, (ii) the future re-leasing of the Landlord’s Parcel, (iii) any advertising or promotion of the Landlord’s Parcel or any part thereof, and (iv) disputes with other tenants or third parties.

(10)          Costs of repairing or restoring any portion of the Landlord’s Parcel damaged or destroyed by any casualty or peril whether insured, uninsured or uninsurable, the amount of any insurance policy deductible, and any item covered under warranty.

(11)          Costs in connection with the cleanup or removal of hazardous materials; provided, however, that CAM Costs may include the costs to remove Hazardous Substances from the surface of the parking lot, such as paint cans and minor motor oil spills, unless the presence of Hazardous Substances at the Premises are the result of the action or failure to act of Tenant, its employees, agents, customers and invitees.

(12)          The cost of compliance with Legal Requirements, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all regulations promulgated pursuant thereto.

(13)          Net recoveries from insurance policies taken out by Landlord to the extent that the proceeds reimburse Landlord for expenses which have previously been included or which would otherwise be included in CAM Costs.

(14)          Contributions to CAM Costs by tenants or occupants whose space is permitted by provisions in this Lease to be excluded from the denominator of Tenant's Proportionate Share.

(15)          Costs associated with repairs or improvements the need for which arose prior to the date of this Lease.

(16)          Any management or administrative costs or fees of any kind that are paid for management or supervising functions performed by Landlord or by some other entity, whether or not the cost or fee is paid to a third party or paid to Landlord in excess of five percent (5%) of Tenant's Proportionate Share of CAM Costs calculated net of, and excluding, insurance costs, any taxes and utility costs (the "Administrative Surcharge").

(17)          Any otherwise permissible fees or costs to the extent in excess of prevailing and competitive rates.

Ex. H, pg. 21

(18)          Costs of a capital nature, including all capital improvements, alterations, repairs and/or replacements, except that costs of a capital nature may be included within CAM Costs so long as such cost is amortized on a straight-line basis over the useful life thereof and only the amortized amount attributable to the Lease Term is included.  For purposes of this Lease, “costs of a capital nature” shall mean the cost of any item or service the useful life of which exceeds thirty-six (36) months.

(19)          Costs relating to the negligence of Landlord or its contractors, agents or employees or the payment of any claims or damages relating to the same.

(20)          Any interest, costs, amortization of or principal payments on or with respect to any debt or financing, any interest or penalties incurred as a result of Landlord's late payment of any bill, or any other costs incurred in the procurement or recording of such debt or financing including, without limitation, any mortgage tax or fee.

(21)          Costs associated with the operation of the business of the entity which constitutes Landlord or its agents or affiliates, including, without limitation, entity accounting and legal matters, costs of defending lawsuits with mortgagees, costs of selling, syndicating, financing or mortgaging Landlord's interest in the Landlord’s Parcel, and costs relating to a dispute between Landlord and its employees or third-party property management.

(22)          Costs of acquiring, renting or maintaining works of art or art objects.

(23)          Costs which either exceed the market rate in an arm's length transaction for a similar product or service in the same geographic area as the Landlord’s Parcel, or are attributable to a product furnished or service performed by an agent or affiliate of Landlord but which are not based on the actual costs incurred by Landlord.

(24)          Costs of, or contributions to, any promotional fund or merchants association, including costs of advertising and similar displays.

(25)          Costs relating to the design, installation, maintenance, repair or operation of any data transmission or telecommunications service and associated equipment, including, without limitation, a high speed data, telephone, internet or intranet connection, network or website, or any electronic commerce activity or service.

(26)          Any insurance costs.

(27)          Any costs relating to elevators, escalators or other vertical transportation.

ARTICLE 12:  UTILITIES

12.1         Utilities

(A)           Prior to the Commencement Date, Landlord shall provide, at Landlord's expense, by separate meter or by submeter, electric, water, sewer, and other utilities to the Premises in sufficient capacity for the operation of a typical DSW store.  Thereafter, Tenant shall contract directly with the utility provider and pay all charges for utilities consumed in the Premises directly to the applicable utility, unless such utilities are provided by Landlord via a submeter, in which case Tenant shall pay Landlord for such utilities as are consumed in the Premises. If submetered, Landlord shall provide Tenant with detail regarding the calculations used by Landlord in computing Tenant's utility charges and any interruptible rates Landlord has agreed to with any such provider, provided that Tenant shall not be obligated to accept interruptible service and rates without its consent.  Tenant's charge for any utility for which Tenant's consumption is metered or can be reasonably estimated shall not exceed the product of the amount of units consumed by Tenant multiplied by the lesser of the rate per unit actually paid by Landlord to the utility provider or the rate per unit otherwise competitively available to Tenant in the area.

Ex. H, pg. 22

(B)           Except as provided herein, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished to the Premises.  In the event any utility service to the Premises shall be interrupted (1) for seventy two (72) hours or more or (2) due to the act or omission or willful misconduct of Landlord, its agents, contractors, or employees, Rent and all charges payable hereunder shall abate until such services are fully restored.

(C)           During the term hereof, whether the Premises are occupied or unoccupied, Tenant agrees to maintain heat sufficient to heat the Building so as to avert any damages to the Building on account of cold weather.

12.2         Trash Removal

Tenant agrees to be responsible for its trash removal from the Premises.  Tenant shall be permitted to maintain and operate, at no extra charge from Landlord or Landlord's agents, a trash compactor and reasonable number of trash containers sufficient to contain Tenant's trash.  Tenant, at its sole cost and expense, shall keep the trash compactor and containers neat and clean and repair any damage caused by the use and storage of such compactor and containers.  Landlord shall provide as a part of Landlord’s Work, at no extra charge to Tenant, level concrete pads to accommodate either (A) two (2) eight (8) yard dumpsters or (B) one (1) forty (40) yard dual compactor for Tenant’s trash in the portion of the Common Areas designated on the Site Plan hereto as "Trash Compactor Pad" or, if not so designated, then in a location reasonably approved by Tenant. Tenant shall contract directly with a service provider of its choice for its trash removal services.

ARTICLE 13:  USE

13.1         Permitted Use

Subject to Sections 13.2 and 13.3, the Premises may be used for the Permitted Use.  Landlord shall take no action that would impair or limit Tenant's ability to conduct the Permitted Use.  Landlord represents and warrants to Tenant that (A) the Premises is, or as of the Commencement Date shall be, properly zoned for use by Tenant as a retail footwear location, (B) there are no restrictive covenants or other title encumbrances which restrict in any way the use of the Premises as a retail footwear location, and (C) Landlord has not entered into, and shall not hereafter prior to the expiration or termination of this Lease enter into, any leases, agreements or restrictive covenants that would prohibit or interfere with the use of the Premises by Tenant as a retail footwear store.

13.2         Exclusives

(A)           Landlord acknowledges that, except as expressly set forth in this Section, Tenant is entering into this Lease in reliance upon its ability to conduct the Permitted Use without any limitation or restriction by reason of any exclusive provision or contractual restriction or limitation granted to any other party which applies to the Premises or Tenant's use thereof (an "Exclusive").

(B)           Landlord represents to Tenant that except as set forth in the REOAs there are no Exclusives applicable to the Premises.  Tenant covenants that Tenant shall be bound by each Exclusive set forth in REOAs to the extent they apply to the Premises.

(C)           Landlord covenants that any Exclusives granted by Landlord after the date of this Lease (a "Future Exclusive") shall exclude application to the Premises (as the same may be enlarged or decreased) during the Term (as the same may be extended pursuant to this Lease or otherwise). Landlord further covenants that any Future Exclusive that applies to the Premises or Tenant's use thereof shall be null and void with respect to the Premises.

Ex. H, pg. 23

(D)           Landlord shall indemnify, defend and hold Tenant harmless from and against any and all Indemnified Costs relating to the enforcement by Landlord of any Exclusive except the Exclusives set forth in the REOAs.

13.3         Prohibited Uses

(A)           Subject the REOAs, To the fullest extent permitted by Legal Requirements and as a condition and inducement to Tenant to enter into this Lease, Landlord agrees that Landlord will not lease, rent, occupy or permit to be occupied any space in the Shopping Center (and any enlargement or expansion thereof) for a bingo parlor; bar/cocktail lounge (except as incidental to a restaurant); restaurant (but only to the extent such restaurant is adjacent to the Premises); adult book or adult video store (defined for the purposes hereof as a store devoting ten percent (10%) or more of its floor space to offering books and/or video materials and/or other sexually explicit merchandise or services for sale or for rent which are directed to or restricted to adult customers due to sexually explicit subject matter or for any other reason making it inappropriate for general use); adult theater or "strip-tease" establishment; the sale of automotive parts including tires (other than as an incidental use); automotive maintenance or automotive repair facility; warehouse or storage facility; car wash; pawn shop; check cashing service; establishment selling second hand goods; flea market; an Entertainment or Recreational Facility, as defined below (but only to the extent such Entertainment or Recreational Facility is within five hundred (500) feet of the Premises); a Training or Educational Facility, as defined below; the renting, leasing, selling or displaying of any boat, motor vehicle or trailer; industrial or manufacturing purposes; a carnival, circus or amusement park; a gas station; facility for the sale of paraphernalia for use with illicit drugs; funeral home; blood bank or mortuary; the sale of caskets (other than as an incidental use); the sale of Christmas trees or pumpkins within the parking lot or other Common Areas; gambling establishment; banquet hall, auditorium or other place of public assembly; second-hand or surplus store; gun range; the sale of fireworks; a veterinary hospital or animal raising facility (except as incidental to a pet supply store such as PetsMart or Petco); the storage of goods not intended to be sold from the Shopping Center; a video rental store; karate center; central laundry or dry cleaning plant; or any facility which is illegal or dangerous, constitutes a nuisance, emits offensive odors, fumes, dust, vapors, loud noise, sounds or vibrations or is inconsistent with community oriented first-class shopping centers in the metropolitan area in which the Premises are located.  "Entertainment or Recreational Facility" means a facility primarily for entertainment or recreation, including, without limitation, a movie or live theater or cinema, bowling alley, skating rink, gym, yoga studio, health spa or studio, dance hall or night club, billiard or pool hall, massage parlor, health club, game parlor, video arcade (which shall be defined as any store containing more than five (5) electronic games), "laser tag," “bounce house” or "virtual reality" operation.  "Training or Educational Facility" means a facility primarily for training or education, including, without limitation, a beauty school, nail salon, barber college, reading room, place of instruction or any other operation catering primarily to students or trainees as opposed to customers. Landlord acknowledges that in the event of a breach or an attempted or prospective breach of this Section 13.3 by Landlord, Tenant's remedies at law would be inadequate.  Therefore, in any such event, if such breach of this Section 13.3 and/or the restrictions of the REOAs are not cured within thirty (30) days after written notice from Tenant to Landlord, Tenant shall be entitled, at its option and without limitation of any other remedy permitted by law or equity or by this Lease, (1) to pay in lieu of Minimum Rent and Percentage Rent due under this Lease four percent (4%) of Tenant's Gross Sales calculated according to Article 8 of the Lease in accordance with generally accepted accounting principles; and (2) if such violation continues for more than six (6) months, to terminate this Lease on thirty (30) days' written notice to Landlord; and (3) to full and adequate relief by temporary or permanent injunction.  Prior to the effective date of the termination, Landlord shall pay Tenant one hundred percent (100%) of the remainder of (i) the unamortized cost of Tenant's improvements to the Premises amortized over ten (10) years from the date of installation, less (ii) the unamortized portion of the Construction Allowance paid to Tenant amortized over ten (10) years from the date of payment.

Ex. H, pg. 24

(B)           Landlord covenants that, during the Term, no portion of the Landlord’s Parcel shall be used for any of the prohibited uses contained in a lease or operating agreement for another tenant or occupant of the Landlord’s Parcel, which prohibited uses are set forth verbatim on Exhibit F.

13.4         Days and Hours of Operation

(A)           Expressly subject to other provisions of this Lease, including, without limitation, Section 13.4(B), Tenant shall operate its business at the Premises during the Minimum Times.  The "Minimum Times" means the greater of (i) the minimum days and hours of operation required by the REOAs, or (ii) from 10 a.m. to 6 p.m. every day except Easter Sunday, Thanksgiving Day, Christmas Day, New Years Day and other holidays observed by a majority of the retailers of the Shopping Center.  Notwithstanding anything herein contained to the contrary, Tenant must open and operate for one (1) day as a typically stocked and staffed DSW store, but thereafter has no obligation to operate at any time.  If Tenant goes dark (other than for remodeling, assignment/subletting or force majeure) for a period in excess of one hundred twenty (120) consecutive days, Landlord may recapture the Premises and terminate this Lease.

(B)           Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to open earlier than 10 a.m. Monday through Saturday or 12 noon on Sunday; operate later than 9:30 p.m. Monday through Saturday or 6 p.m. on Sunday; open or operate during the making of repairs to or remodeling of the Premises or during periods when Tenant is taking inventory; open or operate on Easter Sunday, Thanksgiving Day, Christmas Day or New Years Day; or open or operate when to do so would violate any Legal Requirement, criminal or civil, or subject Tenant or its employees to a fine or penalty, whether criminal or civil in nature.

(C)           Tenant shall have the right, but not the obligation, to open for business on days and for hours in excess of the Minimum Times.

ARTICLE 14:  CO-TENANCY REQUIREMENTS

Intentionally Omitted.

ARTICLE 15:  MAINTENANCE

15.1         Landlord's Repairs

(A)           Landlord represents that the Premises shall be structurally sound and the roof, floor, foundation, HVAC systems, windows, doors, door systems, sewer, plumbing, electrical, and sprinkler system serving the Premises shall be in good working order and condition as of the Commencement Date.  Landlord shall, at Landlord's sole cost and expense, repair, maintain and replace, as necessary, in good condition and repair, the footings, foundation, load-bearing walls, structural parts and members, roof structure, floor slab, and any utility and other systems or lines serving the Premises located outside of the Premises.  Tenant shall have all obligations with respect to the repair and maintenance of the HVAC system serving the Premises.  Subject to Section 18.3, Landlord shall, at Landlord's sole cost and expense, make all repairs and replacements to the Premises necessitated by the negligence or willful misconduct of Landlord, or its agents, employees or contractors.  Subject to Section 18.3, Tenant shall reimburse Landlord for the reasonable expense of any exterior or structural repairs or replacements to the Premises rendered necessary by the negligence or willful misconduct of Tenant, its subtenants, agents, employees or subcontractors.

Ex. H, pg. 25

(B)           Landlord shall commence and complete all repairs as soon as is reasonably possible under the circumstances, but in any event within fifteen (15) days after receipt of notice from Tenant of the need for such repair, provided, however, that if the nature of such repair is such that it cannot reasonably be completed within such 15-day period, then, upon notice to Tenant, Landlord shall have such additional time as is reasonably required to complete such repair provided Landlord commences to perform the repair within such 15-day period and proceeds to completion with diligence and continuity. Notwithstanding the foregoing, Landlord shall commence and complete all repairs immediately upon oral notice from Tenant in the event of an Emergency. An "Emergency" means the threat of immediate injury or damage to persons or property or the immediate imposition of a civil or criminal fine or penalty.

(C)           Landlord covenants that, after the date of this Lease, no pipes or lines for water, drainage or sewer serving any restaurant, hair salon, spa or other heavy water user shall be added in any part of the Premises or any space above or immediately adjacent to the Premises.  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all Indemnified Costs relating to water leaks from any space above or adjacent to the Premises.

(D)            Landlord shall have access to the Premises during normal business hours for the purpose of inspection, making repairs required to be made by Landlord pursuant to this Section and to comply with Legal Requirements, provided that Landlord shall use commercially reasonable efforts, unless out of the reasonable control of Landlord, to make any repairs, additions or alterations in, about or affecting the Premises, during non-business hours and shall promptly restore the Premises following any such work or activity.  Landlord shall consult with Tenant's store manager in advance of making any repairs that might temporarily disrupt the normal business operation of Tenant and shall reasonably cooperate with such store manager to minimize any interference with Tenant's operation.  All repairs shall be made in the least disruptive manner practical and in the shortest amount of time practical. In the event any repairs, additions or alterations in, about or affecting the Premises or the Common Areas materially interfere with Tenant's business operations for more than three (3) days, Tenant, in addition to any other remedy which it may have at law or in equity or hereunder, may cease or continue its business operations during such interference, as it desires, with a full abatement of all Rent and Other Charges payable hereunder until such interference ceases.

15.2         Tenant's Repairs

Commencing on the Commencement Date, Tenant shall maintain in good condition and repair at its expense all other portions of the Premises which are not the responsibility of Landlord under Section 15.1 hereof, including but not limited to, the interior nonstructural portions of the Premises, including the doors and windows therein. Tenant shall be responsible for maintenance and repair of the HVAC system.  Landlord hereby assigns to Tenant the non-exclusive right to exercise any and all rights and powers of Landlord under any warranties of the manufacturers regarding any systems required by the terms of this Lease to be repaired and maintained by Tenant. Tenant shall repair defective work performed as part of Tenant's Work but shall have no obligation to repair any defective work performed by Landlord as part of Landlord's Work.  In the event of a conflict between the terms of this Section and the terms of Articles 17, 20 and 21, the terms of Articles 17, 20 and 21 shall control.

15.3         Right to Cure

The repairs required to be made under this Lease shall be completed by the responsible party as soon as is reasonably possible under the circumstances, but in any event within fifteen (15) days after receipt of notice from the noticing party of the need for such repair; provided, however, that if the nature of such repair is such that it cannot reasonably be completed within such 15-day period, then, upon notice to the other party, the responsible party shall have such additional time as is reasonably required to complete such repair, provided the responsible party commences to perform the repair within such 15-day period and proceeds to completion with diligence and continuity.  If the responsible party fails to make the required repairs within such period, the noticing party, in addition to any other rights it may have hereunder or at law or in equity, shall have the right to make such repairs on behalf of the responsible party and to bill the responsible party for the reasonable cost thereof.  The responsible party shall have thirty (30) days to reimburse the noticing party.  In the event of an Emergency or if any such repairs are immediately necessary for the proper use and enjoyment of the Premises, no prior notice shall be required, but either party may, after diligent effort to first notify the other, forthwith make such repairs on behalf of the other and bill the other for the reasonable cost thereof.  If the noticing party has not received reimbursement for any repairs permitted to be made under this Section within such thirty (30) day period, in addition to any other right which it may have hereunder the noticing party shall have the right to add/deduct the cost of repairs to/from Rent otherwise due Landlord, together with interest on the unpaid balance thereof at the Default Rate from the date originally due.  Notwithstanding the foregoing, Tenant shall not have the right to make such repairs on behalf of Landlord outside of the Premises other than the Common Areas within ten (10) feet of the Premises.

Ex. H, pg. 26

ARTICLE 16:  COMPLIANCE WITH LEGAL REQUIREMENTS

16.1         Compliance with Legal Requirements

(A)           After the issuance of the initial certificate of occupancy for the Premises (or if no such certificate is customarily issued in the jurisdiction, then upon the full completion of Landlord's Work and Tenant's Work), Tenant shall be responsible only for complying with Legal Requirements within the Premises that are Tenant Generated, whether structural or nonstructural.  Landlord shall be solely responsible for compliance with all other Legal Requirements, whether structural or nonstructural, and for Abatement Work.

(B)           "Legal Requirements" means all applicable current or future statutes, ordinances, orders, rules, regulations, judgments and requirements of public authorities with jurisdiction, and all applicable requirements of Landlord's insurance carriers relating to the Premises or the Shopping Center (to the extent such requirements have been made known to the party responsible for complying therewith).

(C)           "Tenant Generated" means that the Legal Requirement was made necessary by any act or work performed by Tenant or Tenant's agents or by the particular nature of Tenant's use (i.e., "apparel sales" as distinguished from "general retail") or by the particular manner in which Tenant conducts its permitted use, an omission of Tenant or a default by Tenant of any of the terms of this Lease.  If Tenant is required to install a sprinkler system for the Premises as a result of a Tenant Generated Legal Requirement after the issuance of the initial certificate of occupancy for the Premises, then Landlord shall install, at its sole cost, an operational sprinkler main to an appropriate point of entry into the Premises ready for Tenant's hookup, and Tenant shall install, at its sole cost, the balance of the sprinkler system within the Premises.

ARTICLE 17:  ALTERATIONS

17.1         Alterations

(A)           Tenant may, from time to time, make or cause to be made any interior, nonstructural alterations, additions or improvements to the Premises without Landlord's consent.  The construction of interior walls and interior doors shall be deemed nonstructural.  Tenant may make interior structural and exterior alterations, additions or improvements to the Premises only with Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Exterior alterations shall also be subject to the terms of the REOAs.  Any request to make such interior structural or external alterations, additions or improvements shall be deemed approved if not approved or otherwise acted upon within fifteen (15) days following request for such approval. Landlord agrees to execute and deliver upon Tenant's request any commercially reasonable instrument or instruments which may be required by any public or quasi-public authority for the purpose of obtaining any license or permit for the making of such alterations or improvements.  Tenant shall have the right to select the contractors and subcontractors of its choice for Tenant's work, including alterations, and Landlord shall have no right to review or approve Tenant's contractors or subcontractors. Tenant and Tenant's agents (including its general contractor and subcontractors) shall not be required to post any type of security or performance bond or other security in connection with alterations or other work at the Shopping Center. Tenant and Tenant's agents shall not be required to pay or reimburse Landlord or Landlord's agents for any backcharges, fees, deposits, expenses or other costs in connection with the review or approval of Tenant's work, including alterations, or any plans relating thereto.

Ex. H, pg. 27

(B)           Landlord shall not make any alterations, additions or improvements to the Premises (including, without limitation, changing the design, color or materials of the exterior of the Premises) nor shall Landlord construct an additional floor or floors above the Premises.  To the extent it has consent rights under the REOAs, Landlord shall not permit to be made any alterations, additions or improvements to the exterior architectural theme of the remainder of the Shopping Center which would be inconsistent with a first-class shopping center in the state in which the Shopping Center is located.  Except when necessary to perform repair work as required by Section 15.1, Landlord shall not, nor suffer or permit others at any time during the Term to affix, erect or install thereon any other structure or object of any kind on the roof above the Premises.

17.2         Ownership; Surrender

(A)           Subject to Section 4.1 hereof, all equipment, furniture, inventory, trade fixtures, signs, removable wall panels, removable decorations, mirrors, decorative hardware, counters, shelving, showcases and other personal property (collectively, "Personal Property") shall remain the personal property of Tenant and shall be exempt from the claims of Landlord or any mortgagee or lienholder of Landlord without regard to the means by which they are installed or attached, except to the extent the same become fixtures or a part of the real property under applicable law. Upon installation, all alterations and improvements to the Premises (excluding Tenant's Personal Property), whether installed by Landlord or Tenant, shall be deemed to be the property of Landlord.  The ownership interest of any point-of-sale systems and safety systems (such as, without limitation, fire and security monitoring and alarm systems) installed at or about the Premises by Tenant's vendors shall remain at all times in Tenant's vendor, unless Tenant and Tenant's vendor otherwise agree.  Landlord expressly waives any statutory or common law landlord's lien and any and all rights granted under any present or future laws to levy or distrain for rent (whether in arrears or in advance) against the such property of Tenant on the Premises and further agrees to execute any reasonable instruments evidencing such waiver, at any time or times hereafter upon Tenant's request.  Tenant shall have the right, at any time or from time to time during the Term of this Lease, to remove such trade fixtures or equipment.  If such removal damages any part of the Premises, Tenant shall repair such damages.  Tenant is expressly authorized to finance, pledge, and encumber its own trade fixtures, equipment, and inventory for purposes of financing such trade fixtures, equipment and inventory.

(B)           At the end of the Term, Tenant shall surrender the Premises in good order and repair, ordinary wear and tear, damage by casualty, takings by eminent domain and repairs that are the obligation of Landlord excepted.  At any time during the Term of this Lease Tenant shall have the right to remove its Personal Property and Tenant shall repair any damage caused by such removal.  Any Personal Property not removed prior to the expiration of the Term or earlier termination of this Lease shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, without any obligation on the part of Landlord to account to Tenant for any proceeds therefrom, all of which shall become the property of Landlord.  Notwithstanding anything herein contained to the contrary, Tenant shall have no obligation to remove the storefront or other improvements to the Premises.

17.3         Mechanic's Liens

Tenant shall keep the Premises free from any mechanics' liens arising out of any work performed, materials furnished or obligations incurred by Tenant or its agents.  Tenant shall have the right, in good faith and at its own expense, to contest or protest any claim relating to such lien.  If such lien is filed against the Premises, and even if Tenant contests it, Tenant shall, within thirty (30) days after notice from Landlord of its filing, bond over such lien.  In the event of any contest or protest of such lien by Tenant, unless required to do so to prevent a default under any mortgage upon the Premises, Landlord shall not pay the claimant or discharge the lien on Tenant's account, and shall have no right to seek reimbursement of such payments if it does. Tenant shall indemnify, defend and hold Landlord harmless from and against all Indemnified Costs relating to or resulting from such liens.

Ex. H, pg. 28

ARTICLE 18:  INSURANCE

18.1         Landlord's Insurance

(A)           Commencing as of the Commencement Date, and thereafter throughout the Term, Landlord shall, at Landlord's sole cost and expense, provide and maintain or cause to be provided and maintained a property insurance policy insuring all buildings (and building additions) and other improvements in the Landlord’s Parcel and Tenant's improvements (but excluding those items insured by Tenant as required under Section 18.2) for all the hazards and perils normally covered by the Causes of Loss-Special Form. Such property insurance policy shall include endorsements for coverage against: (i) earthquake and flood, including, but not limited to, flood hazard or fault area(s), as designated on any map prepared or issued for such purpose by any governmental authority (provided that Landlord shall not be required to purchase earthquake coverage if the rate exceeds ten percent (10%) of the property insurance premium); and (ii) increased costs of construction and demolition due to law and ordinance. The foregoing property coverage shall be provided in amounts sufficient to provide one hundred percent (100%) of the full replacement cost of all buildings (and building additions) and other improvements in the Shopping Center, Tenant's store building, and Tenant's improvements to the Premises (but excluding those items insured by Tenant as required under Section 18.2).  If for any reason the Causes of Loss-Special Form is not customarily used in the insurance industry, then the property insurance policy then in effect shall at least provide coverage for the following perils: fire, lightning, windstorm and hail, explosion, smoke, aircraft and vehicles, riot and civil commotion, vandalism and malicious mischief, sprinkler leakage, sinkhole and collapse, volcanic action, earthquake or earth movement, and flood, and increased costs of construction and demolition due to law, ordinance and inflation.  Neither Tenant nor any of its affiliates or subtenants shall be liable to Landlord for any loss or damage (including loss of income), regardless of cause, resulting from fire, flood, acts of God or other casualty.

(B)           Commencing as of the Commencement Date, and thereafter throughout the Term, Landlord shall, at Landlord's sole cost and expense, provide and maintain or cause to be provided and maintained a commercial general liability policy, naming Landlord as an insured (and naming Tenant as an additional insured as its interests may appear, such additional insured's coverage under Landlord's commercial general liability policy to be primary), protecting Landlord, the business operated by Landlord, and any additional insureds (including Tenant) against claims for bodily injury (including death) and property damage occurring upon, in or about the Landlord’s Parcel (other than the Premises and those areas insured by other tenants at the Landlord’s Parcel), including Common Areas. Such insurance shall afford protection to the limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Hundred Thousand Dollars ($500,000.00) with respect to property damage for fire legal liability. All liability policies shall be written on an occurrence form.  Landlord may use commercially reasonable deductibles Landlord customarily carries in the conduct of its business; however, Landlord shall be responsible for all such deductibles or self-insured retention levels.

(C)           Commencing as of the Commencement Date, and thereafter throughout the Term, Landlord shall, at Landlord's sole cost and expense, provide and maintain or cause to be provided and maintained an umbrella liability insurance policy with a Ten Million Dollar ($10,000,000.00) minimum annual aggregate, which umbrella policy (or policies) shall list Landlord's commercial general liability policy required hereunder and any other liability policy or policies carried by, or for the benefit of, Landlord as underlying policies. All liability policies shall be written on an occurrence form.

Ex. H, pg. 29

(D)           The responsibility for the payment of insurance premiums shall be upon Landlord. Commencing with the Rent Commencement Date, Tenant shall reimburse Landlord, within thirty (30) days after Tenant's receipt of Landlord's statement therefor accompanied by the insurance premium invoice from the insurance carrier (provided that Tenant shall not be required to remit such payment more than thirty (30) days prior to the due date of such invoice), for one hundred percent (100%) of Landlord's payment of the commercial general liability and umbrella liability insurance premiums on the Common Areas and property insurance premiums on the retail portions of the Landlord’s Parcel (including the Common Areas), as such insurance is required by the terms hereof to be carried by Landlord or on Landlord's behalf during the Term, provided that Tenant shall not be required to reimburse Landlord for earthquake coverage if the rate exceeds ten percent (10%) of the property insurance premium, and provided further that, if such insurance is under a blanket policy, then only that portion of the premium for such blanket policy reasonably allocable to the Landlord’s Parcel may be included.  Landlord represents that the insurance premiums payable by Landlord for the coverage enumerated herein shall be at rates which are commercially reasonable and comparable to the rates paid by other owners of similarly-sized, first-class shopping centers for similar coverages in the metropolitan area in which the Premises are located.  Landlord represents to Tenant that Landlord, in good faith, estimates that Tenant's Proportionate Share of the premium for such Landlord's insurance for the first calendar year (on an annualized basis) shall not exceed Twenty Cents ($0.20) per square foot of GLA of the Premises per annum.

18.2         Tenant's Insurance

(A)           Commencing as of the Commencement Date, and thereafter throughout the Term, Tenant shall, at Tenant's sole cost and expense, provide and maintain or cause to be provided and maintained a commercial general liability policy, naming Tenant as an insured (and naming Landlord as an additional insured as its interests may appear, such additional insured's coverage under Tenant's commercial general liability policy to be primary), protecting Tenant, the business operated by Tenant, and any additional insureds (including Landlord) against claims for bodily injury (including death) and property damage occurring within the Premises. Such insurance shall afford protection to the limits of not less than Three Million Dollars ($3,000,000.00) per occurrence. Tenant may use commercially reasonable deductibles Tenant customarily carries in the conduct of its business; however, Tenant shall be responsible for all such deductibles or self-insured retention level.  All liability policies shall be written on an occurrence form.

(B)           Commencing as of the Commencement Date, and thereafter throughout the Term, Tenant shall, at Tenant's sole cost and expense, provide and maintain or cause to be provided and maintained workers' compensation insurance (meeting the requirements of the state workers' compensation laws) and employer liability insurance covering all of Tenant's employees at the Premises. Tenant shall also use good faith efforts to ensure all contractors, sub-contractors, vendors, leased employees, and temporary employees are properly insured for workers' compensation.

(C)           Commencing as of the Commencement Date, and thereafter throughout the Term, Tenant shall, at Tenant's sole cost and expense, provide and maintain or cause to be provided and maintained an umbrella liability insurance policy with a Ten Million Dollar ($10,000,000.00) policy limits, which umbrella policy (or policies) shall list the commercial general liability policy required hereunder and any other liability policy or policies carried by, or for the benefit of, Tenant as underlying policies. All liability policies shall be written on an occurrence form.

(D)           Commencing as of the Commencement Date, and thereafter throughout the Term, Tenant shall, at Tenant's sole cost and expense, provide and maintain or cause to be provided and maintained a property insurance policy insuring Tenant's contents, fixtures, equipment and personal property located within the Premises and/or owned by Tenant for all the hazards and perils normally covered by the Causes of Loss-Special Form. Such property insurance policy shall include endorsements for coverage against: (i) earthquake and flood, including, but not limited to, flood hazard or fault area(s), as designated on any map prepared or issued for such purpose by any governmental authority (provided that Tenant shall not be required to purchase earthquake coverage if the rate exceeds ten percent (10%) of the property insurance premium); and (ii) increased costs of construction and demolition due to law and ordinance. The foregoing property coverage shall be provided in amounts sufficient to provide one hundred percent (100%) of the full replacement cost of Tenant's contents, fixtures, equipment and personal property located within the Premises and/or owned by Tenant. If for any reason the Causes of Loss-Special Form is not customarily used in the insurance industry, then the property insurance policy then in effect shall at least provide coverage for the following perils: fire, lightning, windstorm and hail, explosion, smoke, aircraft and vehicles, riot and civil commotion, vandalism and malicious mischief, sprinkler leakage, sinkhole and collapse, volcanic action, earthquake or earth movement, and flood, and increased costs of construction and demolition due to law, ordinance and inflation.  In addition, Tenant shall self-insure for coverage for damage to plate glass as a result of vandalism or other damage, except plate glass covered as a result of a peril insured by Landlord's property insurance required under Section 18.1. The property insurance policy required to be maintained by Tenant under this Section 18.2 shall not provide coverage for Tenant's improvements to the Premises, which improvements shall be insured by Landlord as required under Section 18.1.

Ex. H, pg. 30

18.3         Waiver of Subrogation

Each of Landlord and Tenant (the "Waiving Party") hereby releases the other from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by insurance maintained by the Waiving Party or required under the terms of this Lease to be maintained by the Waiving Party, it being understood that each party shall look solely to its own insurer for reimbursement for any such loss or damage.  This release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the other party or such party's agents and shall not be affected or limited by the amount of insurance proceeds available to the waiving party, regardless of the reason for such deficiency in proceeds. The parties agree to obtain waiver of subrogation clauses in each of their respective insurance policies in order to carry out these release provisions.

18.4         General Requirements

(A)           All insurance provided for in this Article 18 shall be effected under standard form policies issued by insurers of recognized responsibility authorized to do business in the state in which the Premises are located; provided, however, that Tenant may self-insure any of the amounts herein stated pursuant to a bona fide self-insurance retention program so long as Tenant's tangible net worth as computed in accordance with generally accepted accounting principles consistently applied exceeds $100,000,000.

(B)           Prior to the Commencement Date, and thereafter during the Term hereof within fifteen (15) days after request therefor by either party, and within fifteen (15) days after each policy renewal date, Tenant and Landlord shall furnish the other party with certificates of insurance evidencing all insurance coverage required herein.  All such certificates shall: (1) evidence the continuous existence during the Term hereof of the insurance required hereunder; (2) include attachment of an additional insured endorsement; (3) name any and all non-standard exclusions or limitations; and (4) contain a provision that the insurance carrier shall not cancel or modify the insurance coverage without giving at least thirty (30) days' prior written notice thereof to both Landlord and Tenant at their last known address as provided for herein. Current certificates of insurance shall be delivered to both Landlord and Tenant in time sufficient to assure that both Landlord and Tenant shall always possess certificates of insurance evidencing current insurance coverage. All insurance carriers shall be licensed to do business or authorized, on a non-admitted basis to the extent not prohibited by Legal Requirements, to write policies in the state in which the Premises is located and shall have a Best's Key Rating Guide rating of A- / VIII.

(C)           Landlord and Tenant shall neither do nor suffer anything to be done whereby any of the insurance required by the provisions of this Article 18 shall or may be invalidated in whole or in part.

Ex. H, pg. 31

(D)           Notwithstanding anything to the contrary hereinabove contained, each party may, at its option, include any of the insurance coverage hereinabove set forth in general or blanket policies of insurance so long as the coverage required hereunder is not diminished. All insurance required hereunder shall be consistent with sound insurance practices.  Tenant and Landlord shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and Landlord shall execute and deliver to Tenant such proofs of loss and other instruments which may be required for the purpose of obtaining the recovery of any such insurance monies.

ARTICLE 19:  INDEMNIFICATION

19.1         Indemnification

(A)           For purposes of this Section, Landlord and Tenant shall be deemed to be "responsible" for their respective officers, directors, agents and employees acting within the scope of their duties. Subject to the provisions of Section 18.3, Tenant will indemnify and hold Landlord and the parties for whom Landlord is responsible harmless from any and all Indemnified Costs arising from a third party claim respecting an incident which occurred within the Premises during the Term and which resulted in personal or bodily injury or property damage unless resulting from the negligent acts or omissions of Landlord or any party for whom Landlord is responsible.

(B)           Subject to the provisions of Section 18.3, Landlord will indemnify and hold Tenant and the parties for whom Tenant is responsible harmless from any and all liability, loss, cost or expense arising from a third party claim respecting an incident which occurred at or on the Landlord’s Parcel (excluding therefrom the Premises) and which resulted in personal or bodily injury or property damage unless resulting from the negligent acts or omissions of Tenant or any party for whom Tenant is responsible.

(C)           In case any action or proceeding is brought against Landlord or a party for which it is responsible and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord).  The obligations of Tenant under this Section shall survive the termination of this Lease.  In case any action or proceeding is brought against Tenant or a party for which it is responsible and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant).  The obligations of Landlord under this Section shall survive the termination of this Lease.

ARTICLE 20:  DAMAGE AND DESTRUCTION

20.1         Damage and Destruction

(A)           If the Premises shall be damaged by fire or other casualty, Landlord shall promptly upon learning of such damage and with all due diligence commence to repair such damage at its expense and promptly provide Tenant of Landlord’s good faith estimate of how much time will reasonably be required to repair the Premises and the Landlord’s Parcel.   From the date the damage occurs to the date the repairs are complete, the Rent due hereunder shall be reduced by the same percentage as the percentage of the Premises which, in Tenant's reasonable judgment, cannot be safely, economically or practically used for the operation of Tenant's business.

Ex. H, pg. 32

20.2         Delay in Repair

(A)           Anything herein to the contrary notwithstanding, if in Tenant's reasonable judgment any damage or destruction to the Premises or any portion of the Landlord’s Parcel which materially and/or adversely affects Tenant's use of the Premises from any cause whatsoever cannot be repaired within two hundred ten (210) days following the date such damage occurs or if any damage or destruction to the Premises or any portion of the Landlord’s Parcel which materially and/or adversely affects Tenant's use of the Premises is not actually repaired within two hundred ten (210) days following the date such damage occurs (which period shall be subject to extension for Force Majeure), Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days following the occurrence of such damage or within thirty (30) days of the expiration of such two hundred ten (210) day  period (but no later than the date Landlord Substantially Completes the restoration required under this Article 20).

(B)           In addition, if any damage or destruction to the Premises from any cause whatsoever cannot be repaired, in Landlord's reasonable judgment, within one hundred fifty (150) days following the date such damage occurs (which period shall not be subject to extension for Force Majeure), Landlord may elect not to repair such damage and to terminate this Lease by written notice to Tenant given within forty-five (45) days after the date such damage occurred, provided Landlord may only terminate if no more than three (3) calendar years remain in the Term hereof.  If Landlord fails to terminate this Lease and does not promptly commence its repairs and thereafter complete its repair and restoration work of the Premises under this Section within one hundred fifty (150) days following the date such damage occurs (the "Restoration Period"), Tenant may, but shall have no obligation to, perform any or all repairs or restoration work of the Premises on Landlord's behalf as Landlord's agent (but Landlord shall remain responsible for such work), in which event Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after receipt of an invoice therefor. If Landlord fails to pay such costs within thirty (30) days after receipt of an invoice therefor, then in addition to all other rights and remedies that Tenant may have against Landlord (but without duplication in recovering the amounts due Tenant), Tenant shall be entitled to deduct the unpaid and overdue amount of such costs from the Rent otherwise becoming due hereunder, together with interest on the unpaid balance thereof at the Default Rate from the date originally due.

(C)           Notwithstanding the foregoing, if at the time Landlord gives such termination notice any of the renewal options provided for in this Lease have not yet been exercised and Tenant exercises a renewal option within thirty (30) days after receipt of Landlord's termination notice, then this Lease shall not be terminated and Landlord shall promptly commence restoration of the Premises.  Tenant shall have the right to elect to perform any nonstructural improvements to the Premises, in which event the proceeds of Landlord's property insurance applicable to the nonstructural improvements shall be promptly made available and released to Tenant.  If this Lease is terminated, such termination shall be effective thirty (30) days following the giving of notice thereof.  In such event, neither party shall have any obligation to perform any repair or restoration work.

20.3         Proceeds

If this Lease is terminated pursuant to this Article, all insurance proceeds payable by reason of damage under policies required to be carried hereunder (excluding any insurance proceeds attributable to damage to Tenant's inventory, trade fixtures, business, leasehold improvements or personal property paid for by Tenant) shall be paid to Landlord.  If this Lease is not terminated pursuant to this Article, all insurance proceeds payable by reason of damage under policies required to be carried hereunder applicable to the nonstructural improvements installed shall be promptly made available and released to Tenant, to the extent Tenant agrees to perform such nonstructural improvements.

Ex. H, pg. 33

ARTICLE 21:  EMINENT DOMAIN

21.1         Taking

If all or any part of the Premises, including any taking of access thereto, which materially and adversely impairs Tenant's use of the Premises shall be taken under the power or threat of eminent domain, Tenant may terminate this Lease upon written notice to Landlord.  Landlord shall give Tenant written notice promptly upon Landlord learning of a potential taking of any portion of the Landlord’s Parcel.  If Tenant does not terminate this Lease pursuant to this Article 21, Landlord shall make such repairs and alterations as may be necessary in order to restore the part of the Premises and/or Landlord’s Parcel, as applicable, not taken to a condition consistent with the condition prior to such taking and all Rent due hereunder shall be equitably reduced as of the date of the taking.  All compensation awards for any taking of the Premises shall belong solely to and be the property of Landlord, and Tenant assigns to Landlord all of Tenant’s rights with respect thereto.  However, Tenant may apply for reimbursement from the condemning authority (if permitted by Legal Requirements) for moving expenses, removal of trade fixtures, or loss of Tenant’s business good will, provided that such reimbursement shall not reduce the amount of the award otherwise recoverable from the condemning authority by Landlord.

ARTICLE 22:  ASSIGNMENT AND SUBLETTING

22.1         Consent

(A)           Tenant shall have the right, without the consent of Landlord, to (1) grant licenses and/or concessions within the Premises or (2) assign this Lease or sublet all or any portion of the Premises to a Related Party, so long as such party's proposed use does not violate an Existing Exclusive, provided that the holder thereof is operating in its premises consistent with the terms of its lease and provided further that Tenant shall not be released from liability, but shall remain liable hereunder.  "Related Party" means (1) an entity that controls, is controlled by, or is under common control with Tenant, (2) a successor by merger, acquisition or consolidation of Tenant or its parent or subsidiary, or (3) an entity acquiring all or substantially all of the stores of Tenant in the state of New Hampshire or the assets of Tenant, its parent or subsidiary.

(B)           Except as described in Section 22.1(A), Tenant shall not assign Tenant's interest in this Lease or sublet all or any portion of the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Any request by Tenant for Landlord's consent to a proposed assignment or subletting requiring Landlord's consent under this Article 22 shall be deemed approved by Landlord if not approved or otherwise acted upon within thirty (30) days following Tenant's request for such approval.

(C)           Any such assignee or sublessee shall be bound by the terms of this Lease, except as otherwise approved by Landlord. Tenant shall deliver to Landlord in the ordinary course of its business an instrument whereby the assignee or entity succeeding to Tenant's interest agrees to be bound by the terms of this Lease.

22.2         Release of Liability

Notwithstanding anything to the contrary in this Lease, Tenant shall not be released from all liability as a result of any assignment or sublease.

22.3         Intentionally omitted.

Ex. H, pg. 34

22.4         Transfer by Landlord

Landlord may assign Landlord's interest in this Lease without the consent of Tenant (A) to any entity to which Landlord transfers its fee interest in the Premises, provided such entity agrees in writing to be bound by all the terms of this Lease, or (B) subject to Article 24, as security for any Mortgage.

22.5         Protections

(A)           If Tenant assigns Tenant's interest in this Lease, then Landlord, when giving notice to such assignee or any future assignee in respect of any default, shall also give a copy of such notice to the original named Tenant hereunder ("Original Tenant"), and no notice of default shall be effective until a copy thereof is so given to Original Tenant.  Original Tenant shall have the same period after receipt of such notice to cure such default as is given to Tenant therefor under this Lease.

(B)           If this Lease is terminated because of:  (a) an event of default of such assignee, or (b) the rejection, disaffirmation, or other termination of this Lease by or on behalf of the assignee pursuant to any proceeding in bankruptcy under any legal requirement of any state or of the United States, or any other legal requirements affecting creditors' rights, then Landlord shall promptly give to Original Tenant notice thereof, and Original Tenant shall have the right, exercisable by notice given to Landlord within fifteen (15) days after receipt by Original Tenant of Landlord's notice, to enter into a new lease of the Premises with Landlord ("New Lease"), provided that the Original Tenant shall have remedied all events of default of the assignee hereunder, unless such events of default are not reasonably susceptible of cure by the Original Tenant, in which event the Original Tenant shall not be obligated to cure such events of default as a condition to the exercise of its rights under this Section 22.5(B).  Upon the Original Tenant's curing of any such event of default of the assignee, Landlord shall assign to the Original Tenant all of Landlord's rights against such assignee (whether arising as a result of bankruptcy court proceedings or otherwise).  The term of such New Lease shall begin on the date of termination of this Lease and shall continue for the remainder of the Term (including any renewal periods).  Such New Lease shall otherwise contain the same terms and conditions as those set forth herein, except for requirements which are no longer applicable or have already been performed.  It is the intention of the parties hereto that such New Lease shall have the same priority relative to other rights or interests in or to the Premises as this Lease.  The provisions of this Section 22.5(B) shall survive the termination of this Lease and shall continue in full force and effect thereafter to the same extent as if this Section 22.5(B) were a separate and independent contract between Landlord and the Original Tenant.  From the date on which the Original Tenant shall serve Landlord with such notice of the exercise of its right to a New Lease, the Original Tenant shall have quiet and undisturbed use and enjoyment of the Premises and all appurtenances thereto, as contemplated in this Lease.

(C)           If Tenant subleases all or any portion of the Premises for a term of at least five (5) years, then, notwithstanding any other provisions of this Lease, Landlord shall, upon Tenant's request, execute and deliver a recognition agreement among Landlord, Tenant and each such subtenant whereby Landlord agrees to recognize the rights of such subtenant upon default by Tenant hereunder; such recognition agreement shall be in recordable form and otherwise reasonably acceptable to Landlord.

ARTICLE 23:  DEFAULT

23.1         Default by Tenant

(A)           The occurrence of any of the following shall constitute a default under this Lease by Tenant:

(1)            Any failure by Tenant to pay any Rent or other charge required to be paid under this Lease and such failure continues for a period of ten (10) days after Tenant's receipt of written notice thereof from Landlord; provided that Landlord shall not be required to provide Tenant with notice of failure to pay Minimum Rent or CAM Charges more than two (2) times in any twelve (12) month period, and any subsequent failures in such twelve (12) month period to pay in full Minimum Rent or CAM Charges on the day the same is due shall constitute a default without the requirement of notice; or

Ex. H, pg. 35

(2)            Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it shall commence such cure within such thirty (30) day period and thereafter rectify and cure such default with due diligence; or

(3)            To the extent permitted by law, a general assignment by Tenant for the benefit of creditors, or the filing by or against Tenant of any proceeding under any insolvency or bankruptcy law, unless, in the case of a proceeding filed against Tenant, the same is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant, unless possession is restored to Tenant within ninety (90) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless the seizure is discharged within ninety (90) days.

23.2         Remedies of Landlord

(A)           In the event of a default by Tenant, Landlord, in addition to any other remedies available to it at law or in equity, at its option may upon written notice to Tenant, provided the subject default shall not have been cured on or before the date such notice is given:

(1)            Declare the Term hereof ended and reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereon or thereunder; or

(2)            Without declaring the Term hereof ended, reenter the Premises and occupy the whole or any part thereof; or

(3)            Even though it may have reentered the Premises, thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.

(B)           Should Landlord reenter the Premises under the provisions listed above, Landlord shall not be deemed to be terminating this Lease, or to be terminating Tenant's liability for damages under any of the provisions hereof, by any such reentry or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord notifies Tenant in writing that it has so elected to terminate this Lease.

(C)           In the event that Landlord repossesses the Premises hereunder and terminates this Lease, Landlord agrees to use commercially reasonable efforts to relet the Premises upon such terms as Landlord determines are appropriate in its reasonable discretion, and Landlord may recover from Tenant as damages: (i) all of Landlord's reasonable out-of-pocket expenses incurred in obtaining possession of the Premises and reletting the Premises, including reasonable attorneys' fees, outside brokerage commissions and the cost of any repairs required to be made to the Premises which are Tenant's obligations hereunder, and (ii) the difference between the Rent thereafter becoming due under the Lease, and the proceeds from reletting the Premises, such deficiency to be computed and paid monthly at the times that Rent is payable hereunder.  Whether or not this Lease or Tenant's right to possession is terminated by Landlord or by any provision of law or court decree, Tenant shall have no obligation to pay any Rent until the date it would otherwise have become due in the absence of any default.  Landlord shall have no right to accelerate (i.e., declare the same immediately due and payable) any Rent which would have become due in the future ("Future Rent").  In the event Landlord terminates this Lease, Tenant's liability for Future Rent (as well as any damages specifically in lieu of or representing such Future Rent) shall not cease, but shall continue as set forth above in this Section. Notwithstanding anything contained herein, in no event is Landlord entitled to: (a) accelerate Rent; or (b) exercise self help to lock out Tenant or forcibly retake possession of the Premises without due legal process and an appropriate court order.

Ex. H, pg. 36

(D)           Any Rent not paid when due shall bear interest beginning ten (10) days after the due date at the Default Rate, or until payment is received by Landlord.  Acceptance of such late charges and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.

23.3         Default by Landlord

Landlord shall be in default of this Lease if Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice from Tenant specifying such failure in the case of non-monetary obligations, provided, however, that if the nature of such default is such that it cannot reasonably be cured within such period, then, upon notice to Tenant, Landlord shall have such additional time as is reasonably required to cure such default, provided that Landlord commences to cure the default within such period and proceeds to complete such cure with diligence and continuity. If Landlord fails to perform its obligations as set forth above, Tenant may, at its option, in addition to any other remedies at law or equity, incur any expense necessary to perform the obligations of Landlord specified in such notice on Landlord's behalf as Landlord's agent (but Landlord shall remain responsible for such work), in which event Landlord shall reimburse Tenant for the actual costs incurred by Tenant within thirty (30) days after receipt of an invoice therefor.  If Landlord fails to pay such costs within thirty (30) days after receipt of an invoice therefor, then in addition to all other rights and remedies that Tenant may have against Landlord (but without duplication in recovering the amounts due Tenant), Tenant shall be entitled to deduct the unpaid and overdue amount of such costs from the Rent otherwise becoming due hereunder, together with interest on the unpaid balance thereof at the Default Rate from the date originally due.  Notwithstanding the foregoing, Tenant shall not have the right to make any repairs on behalf of Landlord outside of the Premises other than the Common Areas within ten (10) feet of the Premises. If Landlord’s default materially affects Tenant’s business, as reasonably determined by Tenant and such default continues for thirty (30) days after a second written notice from Landlord to Tenant, Tenant shall have the right to terminate this Lease upon written notice to Landlord.

ARTICLE 24:  SUBORDINATION

24.1         Non-Disturbance Agreement

Tenant agrees and acknowledges that this Lease shall be subject and subordinate to any and all mortgages and deeds of trust (“Mortgages”) that may now or hereafter affect this Lease or the Premises, and to all terms, provisions, renewals, modifications, consolidations, replacements and extensions thereof.  Such subordination shall be automatic and self-operative and no further instrument of subordination shall be necessary unless required by any mortgagee in which event Tenant agrees, within ten (10) days after request by Landlord or the mortgagee, to execute any agreement reasonably required by such mortgagee to memorialize such subordination, provided that such agreement shall provide that, for so long as Tenant has fully and faithfully performed all of the terms conditions, covenants and obligations set forth in this Lease, Tenant’s right to use and occupy the Premises shall remain nondisturbed by the mortgagee and those acting by or through the mortgagee.  Tenant further agrees to attorn to any successor to Landlord’s interest in the Premises, including any mortgagee, ground lessor or future holder of a mortgage or to any purchase at foreclosure (or by deed in lieu of foreclosure) (“Mortgagee”) upon all of the terms and conditions of this Lease.

Ex. H, pg. 37

ARTICLE 25:  ESTOPPEL CERTIFICATE

25.1         Estoppel Certificate

At any time and from time to time upon not less than thirty (30) days' prior notice by Landlord or Tenant, the other party shall deliver a statement in writing addressed to the requesting party certifying: (1)  that this Lease is unmodified (or if there have been modifications, stating the modifications documents) and, to such party's actual knowledge, is in full force and effect; (2) whether the Term has commenced and Rent shall have become payable hereunder, and if so, the dates to which they have been paid; (3) whether or not, to such party's actual knowledge, the requesting party is in default in performance of any of the terms of this Lease, and if so, specifying such default of which it may have actual knowledge; (4) whether Tenant has accepted possession of the Premises; (5) whether either party has made any claim against the other under this Lease, and if so, the nature thereof; (6) whether there exist any offset or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and if so, specifying the same; and (7) such other matters as either party may reasonably request of the other; provided, however, that such factual matters do not increase any of Tenant's obligations under this Lease nor decrease any of Tenant's rights hereunder nor require Tenant to take any action other than to answer the factual matter raised.

ARTICLE 26:  RECORDING

26.1         Memorandum of Lease

Each party agrees not to record this Lease, but each party hereto agrees on request, to execute a notice or memorandum of this Lease in recordable form in accordance with applicable statutes (the "Memorandum of Lease"), which may be recorded by either party at its expense.  In no event shall such document set forth the Rent or Other Charges payable by Tenant under this Lease, and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.  The party electing to record the Memorandum of Lease shall pay all costs and fees related thereto.

ARTICLE 27:  HOLDING OVER

27.1         Holding Over

If Tenant remains in possession of the Premises after the expiration or early termination of the Term without the consent of Landlord and Landlord notifies Tenant that it objects to Tenant's holding over, then, from and after Tenant's receipt of such notice, Tenant shall become a tenant from month to month upon the terms and conditions of this Lease, except that Minimum Rent shall be increased by twenty-five percent (25%), and except that such tenancy may be terminated by Landlord or Tenant upon thirty (30) days' prior written notice.  Notwithstanding anything to the contrary herein, provided Landlord and Tenant are engaged in good faith negotiations for a renewal or extension of this Lease, the provisions of this Section 27.1 shall be waived with regard to the change in the terms regarding the payment of Minimum Rent and during such negotiation for the period of such negotiation, but in no event more than ninety (90) days after the termination of the Term, Tenant shall continue to pay Minimum Rent which was due and payable under the Lease at the end of the Term.

Ex. H, pg. 38

ARTICLE 28:  MISCELLANEOUS

28.1         Quiet Enjoyment

Landlord warrants that Tenant shall have the continuous and uninterrupted quiet enjoyment and exclusive possession of the Premises and the non-exclusive right to use the Common Areas during the Term, and Landlord shall defend Tenant’s right to the use and occupancy of the Premises.  In the event that, at any time during the Term hereof, Tenant's quiet enjoyment and possession is deprived for more than sixty (60) days as a result of a defect in the title of Landlord to the Landlord’s Parcel and/or the Premises, and Landlord fails or refuses to cure such defect within such sixty (60) day period, Tenant shall have the right, at its option, to terminate this Lease without prejudice to any other right or remedy it may have at law or equity or under this Lease.

28.2         Ownership; Authority

(A)           Landlord represents and warrants to Tenant that (1) Landlord is vested with fee simple title to the Landlord’s Parcel and can lease to Tenant the Premises and grant to Tenant the rights applicable to the Premises in and to the Shopping Center under the REOAs as set forth in this Lease, subject only to Real Estate Taxes for the current year which are not yet due and payable and easements and restrictions of record that do not materially adversely affect marketability of title or Tenant's contemplated use of the Premises and the Shopping Center; (2) Landlord has the right to enter into this Lease and that the person(s) signing this Lease on its behalf has authority to enter into this Lease and to bind Landlord to the terms, covenants and conditions contained herein; (3) no third-party consents or approvals are required in order for Landlord to enter into this Lease, or for the performance of Landlord's Work that have not been previously obtained; and (4) it has no knowledge of any enacted, pending, proposed or threatened Legal Requirement, condemnation proceeding or litigation which would in any way prevent or inhibit the use of the Premises by Tenant as contemplated by this Lease.

(B)           Tenant represents and warrants to Landlord that (1) Tenant has the right to enter into this Lease and that the person(s) signing this Lease on its behalf has authority to enter into this Lease and to bind Tenant to the terms, covenants and conditions contained herein; (2) no third-party consents or approvals are required in order for Tenant to enter into this Lease that have not been previously obtained; and (3) it has no knowledge of any enacted, pending, proposed or threatened Legal Requirement, condemnation proceeding or litigation which would in any way prevent or inhibit the use of the Premises by Tenant as contemplated by this Lease.

28.3         Rules and Regulations

Tenant shall not be bound by any rules and regulations relating to the Premises promulgated by Landlord or Landlord's agents (collectively, "Rules") except those expressly set forth in this Lease or pursuant to the REOAs.

28.4         Force Majeure

(A)           If either party hereto is delayed or hindered in or prevented from the performance of any obligation required hereunder by Force Majeure, the time for performance of such obligation shall be extended for the period of the delay, provided that Force Majeure shall not excuse prompt and timely payments when due under this Lease except when (a) the Rent Commencement Date is delayed by reason of Force Majeure, or (b) such payment is excused pursuant to other provisions of this Lease.  However, no delay shall be excused by this Section unless (i) the delayed party notifies the other party in writing of the delay within five (5) business days of the event giving rise to such delay, (ii) the delayed party has exhausted all other resources available at reasonable costs to avoid such delay, and (iii) the delayed party diligently pursues completion of the activity which was delayed.

Ex. H, pg. 39

(B)           "Force Majeure" means a material delay beyond the reasonable control of the delayed party caused by labor strikes, lock-outs, industry wide inability to procure materials, extraordinary restrictive governmental laws or regulations (such as gas rationing), mass riots, war, military power, sabotage, material fire or other material casualty, Severe Weather, or an extraordinary and material act of God (such as a tornado or earthquake), but excludes inadequacy of insurance proceeds, litigation or other disputes, financial inability, lack of suitable financing, delays of the delayed party's contractor and failure to obtain approvals or permits unless otherwise caused by an event of Force Majeure.  "Severe Weather" means weather that a reasonable person would find unusual and unanticipated at the time of the scheduling of the activity based on recent weather patterns for the period in question in the vicinity of the Premises, provided that the delayed party delivers to the other party, upon request, reasonable documentation from an unbiased weather authority substantiating such claim.  Notwithstanding anything to the contrary in this Lease, under no circumstances shall Force Majeure extend the time for performance of any obligation by more than three (3) months.

28.5         Brokers

Landlord and Tenant each represent to the other that they have not entered into any agreement or incurred any obligation in connection with this transaction which might result in the obligation to pay a brokerage commission to any broker other than American Retail Properties, for whose commissions and fees Landlord is solely responsible. Each party shall indemnify and hold the other party harmless from and against any other claim or demand by any other broker or other person for bringing about this Lease who claims to have dealt with such indemnifying party, including all expenses incurred in defending any such claim or demand (including reasonable attorneys' fees).

28.6         Notices

(A)           Any consent, waiver, notice, demand, request or response thereto or other instrument required or permitted to be given under this Lease shall be given by overnight courier or by certified United States mail, return receipt requested, postage prepaid, to the applicable address(es) identified in Article 1.  No notice delivered to the Premises shall be effective. Either party may change its address for notices by notice in the manner set forth above, given at least thirty (30) days in advance.  The telephone numbers identified under the notice addresses are for informational purposes only and not for purposes of giving notice under this Lease.  All such consents, waivers, notices, demands, requests or other instruments shall be deemed given upon receipt thereof or upon the refusal of the addressee to receive the same.

(B)           Notwithstanding the foregoing, notice from Tenant of its election to exercise any right to extend the Term or terminate this Lease shall be deemed effective as of the earliest to occur of (1) the date on which the notice is served personally; or (2) the date on which the notice is sent by fax, provided a copy of the notice is promptly sent by overnight courier or by certified United States mail, return receipt requested, postage prepaid; or (3) the postmark date for U.S. mail, or (4) the date on which Federal Express or a similar reputable express courier accepts receipt of the notice.

28.7         Advertising and Trademarks

Tenant shall not be required to advertise its business in any manner nor participate in or pay any charges for any advertisement or promotion of any kind nor participate in Shopping Center events of any kind, including, without limitation, any sales or price reductions of its merchandise or the giving away of its merchandise or anything of value, without Tenant's consent in each instance, which consent may be withheld by Tenant in its sole discretion. Landlord recognizes that the trademarks, servicemarks, trade name, copyrights and logo of Tenant and Tenant's Related Parties (collectively "Intellectual Property Rights") are proprietary rights of Tenant and Tenant's Related Parties that are protected under federal and state law. Neither Landlord nor any merchants' association, promotion fund, media fund or any other entity or agency engaged in the promotion of the Landlord’s Parcel or acting under Landlord's auspices shall use the Intellectual Property Rights in any manner whatsoever (including, without limitation, to express or imply any endorsement by Tenant or Tenant's Related Parties) without Tenant's prior written consent in each and every instance, which consent may be withheld in Tenant's sole discretion. Notwithstanding the foregoing, Landlord may include Tenant's tradename used at the Premises in a published list (including Shopping Center directories) of the tradenames of the majority of all occupants of the Shopping Center, provided that Landlord does not use Tenant's trademarks or servicemarks, including its trademark logos or letter fonts. In the event of a violation of these provisions, then Tenant shall be entitled to seek all other rights or remedies available to Tenant or Tenant's Related Parties at law or in equity, including an injunction and special and consequential damages, and, notwithstanding anything in this Lease to the contrary, in no event shall Tenant's rights under this Section be subject to any limits on, or waiver of, special or consequential damages.

Ex. H, pg. 40

28.8         Confidentiality

The terms of this Lease are confidential and constitute proprietary information of the parties. Neither party, nor its respective agents, shall disclose the terms of this Lease to any other person without the prior written consent of the other party hereto, which consent may be withheld in such party's sole discretion. However, either party may disclose the terms of this Lease to its lenders, accountants and prospective transferees, provided that such lenders, accountants, and prospective transferees have a reasonable bona fide need to know such terms, and provided that the disclosing party ensures that such lenders, accountants and prospective transferees maintain the confidentiality of such terms.  In addition, either party may disclose the terms of this Lease pursuant to securities laws or other governmental regulations or Legal Requirements or an order of a court of competent jurisdiction, provided that the disclosing party promptly notifies the other party of any motion to compel such disclosure and the disclosure order, and provided further that the disclosing party uses its best efforts to maintain the confidentiality of such terms.

28.9         Successors and Assigns

Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been made in accordance with the provisions set forth in Article 22 hereof.

28.10      Other Stores

Notwithstanding anything in this Lease to the contrary, under no circumstances do the parties to this Lease intend to limit or otherwise affect in any way the ability or right of Tenant and Tenant's affiliates to open, operate, merchandise or close any stores anywhere, regardless of the proximity to the Premises or the potential or actual affect of the opening, operation, merchandising or closing of such stores, and further regardless of any obligations or rights based on the sales generated at the Premises expressly set forth in this Lease.  Without limiting the generality of the foregoing, the parties confirm that neither Tenant nor Tenant's affiliates are subject to a so-called "radius restriction" or similar limitation in favor of Landlord or Landlord's affiliates.

28.11      Approval or Consent

Whenever provision is made under this Lease or the Exhibits attached hereto for the consent of Landlord or Tenant, and no standard therefor is provided, then such consent shall not be unreasonably withheld, conditioned or delayed.  The parties agree to conduct themselves in good faith and fair dealing in carrying out the terms and conditions of this Lease.  Unless otherwise expressly required in this Lease, if the party whose approval or consent has been requested fails to notify the other party of its approval or disapproval within twenty (20) days after receipt of the request and continues to fail to notify the other party of its approval or disapproval within ten (10) days after receipt of a copy of the original request and a notice containing verbatim the following: "If you fail to respond to this request within ten (10) days of your receipt of this notice, your request shall automatically be deemed to have been approved in accordance with the Lease," then the request shall automatically be deemed to have been approved.

Ex. H, pg. 41

28.12      Interpretation

(A)           This Lease and the Exhibits attached hereto set forth the entire understanding between the parties concerning the subject matter of this Lease and incorporate all prior negotiations and understandings.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Lease other than set forth herein.  Each party agrees that this Lease is the result of good faith negotiations and shall be interpreted as though it were drafted by both parties.  All obligations of either party to indemnify the other shall survive the expiration or early termination of this Lease.

(B)           No alteration, amendment, change or addition to this Lease shall be binding upon either party unless in writing and signed by the party to be charged.

(C)           This Lease shall be governed and construed exclusively by the provisions hereof and in accordance with the laws of the state in which the Premises are located.

(D)           Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership joint venture or of any association between Landlord and Tenant, and neither the method of computation of Rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(E)            The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent or other sums hereunder by either party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Lease other than the failure to pay the particular Rent or other sum so accepted, regardless of the accepting party's knowledge of such preceding breach at the time of acceptance of such Rent or other sum.

(F)            If any term, covenant or condition of this Lease or the application thereof to any person, firm or corporation, or circumstance, shall be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons, firms, or corporations, or circumstances, other than those as to which it is held invalid, shall be both unaffected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(G)           The various rights, options, elections, powers and remedies contained in this Lease shall be construed as cumulative and no one of them shall be exclusive of any of the others, or any other legal or equitable remedy which either party might otherwise have in the event of breach or default in the terms hereof.  The exercise of one right or remedy by a party shall not impair its right to any other right or remedy until all obligations imposed upon the other party have been fully performed.

(H)           The headings and Section numbers appearing in this Lease are inserted as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Lease.

(I)             Time is of the essence regarding all dates set forth in this Lease.

(J)             A "year" means a period of 365 consecutive days (366 consecutive days for a leap year).  For example, a year commencing on January 15, 2008 ends on January 14, 2009, and a four (4) year period commencing on January 15, 2008 ends on January 14, 2012.  A "calendar year" means a period of January 1 through December 31 of the same year. A "month" means a period of 28 to 31 consecutive days, based on the number of days in the calendar month in which such period commences.  For example, one (1) month commencing on January 15, 2008 ends on February 14, 2008, and a four (4) month period commencing on January 15, 2008 ends on May 14, 2008. A "calendar month" means a period of 28 to 31 consecutive days commencing on the first day of a particular month and ending on the last day of the same month. For example, the first calendar month after January 15, 2008 is the period February 1, 2008 through February 29, 2008. A "week" means a period of seven (7) days.  A "calendar week" means a period of seven (7) days commencing on Sunday.

Ex. H, pg. 42

28.13      Disputes

(A)           The parties expressly agree that in the event of any dispute under this Lease, other than with respect to the payment of Minimum Rent or any other amount due hereunder as to which the amount due itself is not subject to a good faith dispute, before any party commences litigation against the other party under this Lease, senior officers of each of Landlord and Tenant shall have first discussed the issues in dispute with each other and failed to resolve the same within thirty (30) days of the original notice of default or request for such discussion by one party, whichever is earlier.

(B)           Subject to the foregoing, if either party commences litigation against the other arising out of or in connection with this Lease, the prevailing party in such litigation shall be entitled to its costs of suit and reasonable attorneys' fees as may be awarded by the court.  Each of Tenant and Landlord and their respective agents expressly waive any claims, and shall not be awarded any judgments, for consequential, special, punitive or similar-type damages, except those resulting from the inaccuracy or untruthfulness of its representations or warranties expressly set forth in this Lease or as otherwise expressly stated in this Lease. With respect to any litigation arising out of or in connection with this Lease, Landlord and Tenant hereby expressly waive the right to a trial by jury.

28.14      Accord and Satisfaction

No payment by either party or receipt by the other party of a lesser amount than the sums herein reserved shall be deemed to be other than on account of the earliest stipulated sum, nor shall any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction.

28.15      Landlord's Liability

If Landlord fails to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Landlord’s Parcel and out of rents, issues or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Landlord’s Parcel.  The foregoing limitations shall not (1) limit or affect Tenant's right to seek injunctive, equitable or other remedies against Landlord and shall not prohibit a court from issuing or awarding or ordering any injunctive or other equitable, declaratory or other forms of relief to which Tenant may be entitled (notwithstanding that such actions are in personam in nature) which relief may include an award of or order for (A) money damages as incident to such equitable or other relief, and (B) the expenditure of money by Landlord in order to comply with the equitable decree or other relief or reimburse Tenant for any loss on account of Landlord's failure or inability to comply therewith or cost of enforcement thereof; or (2) apply to or limit any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord or any eminent domain proceeds payable to Landlord, in either case to the extent of available proceeds, but the recovery of any money judgment against Landlord shall be subject to the first sentence of this Section.

Ex. H, pg. 43

28.16      Leasehold Financing

(A)           Landlord acknowledges and agrees that Tenant may from time to time during the Term, without the consent of Landlord, mortgage or otherwise finance and encumber, whether by leasehold deed of trust or mortgage, collateral assignment of this Lease, lease/sublease-back, and/or assignment/leaseback, any and/or all of its leasehold estate hereunder, and property and rights in and to the Premises granted to it under this Lease, as security for the payment of an indebtedness (any and all of which are herein referred to as a "Leasehold Mortgage" and the holder thereof is herein referred to as "Leasehold Mortgagee"), provided the Leasehold Mortgage contains the provision set forth in paragraph 26.16(B) below.  Any such Leasehold Mortgage shall be a lien only upon Tenant's leasehold estate hereunder and Tenant's interests in this Lease and shall not encumber Landlord's fee simple title to the Shopping Center or the Premises.  Pursuant to any such Leasehold Mortgage, the Leasehold Mortgagee or another person or entity (a "Successor-Tenant") may acquire title to Tenant's interest in the leasehold estate in the Premises in any lawful way, including, but not limited to, through foreclosure, assignment in lieu of foreclosure, or otherwise.  In such event, the Successor-Tenant shall succeed to the rights of Tenant under this Lease, including the right to possession of the Premises, in which event Landlord shall recognize the Successor-Tenant as Tenant under this Lease, the same as if such Successor-Tenant were the original Tenant hereunder. Tenant shall notify Landlord, in the manner hereinafter provided for the giving of notice, of the execution of such Leasehold Mortgage and the name and place for service of notice upon Leasehold Mortgagee.  Upon such notification of Landlord that Tenant has entered into a Leasehold Mortgage, Landlord hereby agrees for the benefit of such Leasehold Mortgagee, and upon written request by Tenant, to execute and deliver to Tenant and Leasehold Mortgagee an agreement whereby Landlord agrees to recognize the interest of Leasehold Mortgagee and any Successor-Tenant hereunder, on commercially reasonable terms and conditions acceptable to Leasehold Mortgagee.  Landlord does hereby waive any statutory or other lien of Landlord in Tenant's present and after-acquired assets, including among other things, Tenant's inventory and equipment.

(B)           Any Leasehold Mortgage shall be released of record within thirty (30) days after the satisfaction or termination of the obligations of Tenant to the Leasehold Mortgagee, and in the event of the failure of the Leasehold Mortgagee to cause the Leasehold Mortgage to be so released of record within such thirty (30) day period, Landlord may demand that the Leasehold Mortgagee or Tenant cause the Leasehold Mortgage to be released, and if Leasehold Mortgagee fails to do so within thirty (30) days following such request by Landlord, the Tenant may execute and cause to be recorded in the real estate records or other records where the Leasehold Mortgage is recorded, an affidavit stating that the Leasehold Mortgage has been satisfied in full and is no longer a lien (a “Leasehold Mortgage Release Affidavit”).  A Leasehold Mortgage Release Affidavit executed by Tenant and recorded in the real estate or other records where the Leasehold Mortgage is recorded shall be sufficient to cause the Leasehold Mortgage to be released of record and void in all respects as a lien against the estate of Tenant under this Lease.  The failure of Leasehold Mortgagee to cause the Leasehold Mortgage to be released of record or of Tenant to execute and record a Leasehold Mortgage Release Affidavit within thirty (30) days after demand by Landlord shall constitute a default by Tenant under this Lease.

28.17      Prohibited Persons and Transactions

To the best of its knowledge, neither Tenant nor any Affiliate is listed, controlled by, or acting for, or on behalf of any person or entity, appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons or any replacement thereof (the "OFAC List").  To the best of its knowledge, neither Landlord nor any Affiliate is listed, controlled by, or acting for, or on behalf of any person or entity, appearing on the OFAC List.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Ex. H, pg. 44

IN WITNESS WHEREOF the parties hereto have executed this Lease in multiple copies, each to be considered an original hereof as of the date first above written; and by his/her execution hereof each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he/she is duly authorized to execute this Lease on behalf of such party.

LANDLORD:			TENANT:
JLP-NASHUA NH LLC,			DSW SHOE WAREHOUSE, INC.,
a New Hampshire limited liability company			a Missouri corporation

By:	Jubilee Limited Partnership,
	an Ohio limited partnership, its sole member		By: /s/ William L. Jordan
William L. Jordan, EVP / General Counsel

	By:	Schottenstein Professional Asset
Management Corporation, a Delaware
corporation, its general partner

By: /s/ Jay Schottenstein
Jay Schottenstein, Chairman

Ex. H, pg. 45